Exhibit 2.1

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

)
In re:	)	Chapter 11
)
VANGUARD NATURAL RESOURCES, INC.,et al.,	) )	Case No. 19-31786 (DRJ)
)
Debtors.	)	(Jointly Administered)
)
AMENDED JOINT PLAN OF REORGANIZATION (AS MODIFIED) OF VANGUARD NATURAL RESOURCES, INC. AND ITS DEBTOR AFFILIATES

BLANK ROME LLP	KIRKLAND & ELLIS LLP
James T. Grogan (TX Bar No. 24027354)	KIRKLAND & ELLIS INTERNATIONAL LLP
Philip M. Guffy (TX Bar No. 24113705)	Brian E. Schartz, P.C. (TX Bar No. 24099361)
717 Texas Avenue, Suite 1400	609 Main Street
Houston, Texas 77002	Houston, Texas 77002
Telephone: (713) 228-6601	Telephone: (713) 836-3600
Facsimile: (713) 228-6605	Facsimile: (713) 836-3601
Email: jgrogan@blankrome.com	Email: brian.schartz@kirkland.com
pguffy@blankrome.com	-and-
Christopher Marcus, P.C. (admitted pro hac vice)
Aparna Yenamandra (admitted pro hac vice)
601 Lexington Avenue
New York, New York 10022
Telephone: (212) 446-4800
Facsimile: (212) 446-4900
Email: christopher.marcus@kirkland.com
Dated: July 8, 2019	aparna.yenamandra@kirkland.com

Co-Counsel for the Debtors and Debtors in Possession

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O. Management Incentive Plan.	29
P. Employee Matters.	29
Q. Preservation of Causes of Action.	30
R. The GUC Distribution Trust.	30
S. Tax Treatment of the GUC Distribution Trust	32

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	33
A. Assumption and Rejection of Executory Contracts and Unexpired Leases.	33
B. Claims Based on Rejection of Executory Contracts or Unexpired Leases.	34
C. Cure of Defaults for Executory Contracts and Unexpired Leases Assumed.	34
D. Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases.	35
E. Indemnification Provisions.	35
F. Insurance Policies.	36
G. Modifications, Amendments, Supplements, Restatements, or Other Agreements.	36
H. Reservation of Rights.	36
I. Nonoccurrence of Effective Date.	36
J. Contracts and Leases Entered Into After the Petition Date.	36

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS	37
A. Distributions on Account of Claims and Interests Allowed as of the Effective Date.	37
B. Disbursing Agent.	37
C. Rights and Powers of Disbursing Agent.	37
D. Delivery of Distributions of GUC Distribution Trust Assets.	37
E. Delivery of Distributions and Undeliverable or Unclaimed Distributions.	38
F. Manner of Payment.	38
G. Compliance with Tax Requirements.	38
H. Allocations.	39
I. No Postpetition Interest on Claims.	39
J. Foreign Currency Exchange Rate.	39
K. Setoffs and Recoupment.	39
L. Claims Paid or Payable by Third Parties.	39

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS	40
A. Allowance of Claims.	40
B. Claims Administration Responsibilities.	40
C. Estimation of Claims.	41
D. Adjustment to Claims or Interests without Objection.	41
E. Time to File Objections to Claims.	41
F. Disallowance of Claims or Interests.	41
G. No Distributions Pending Allowance.	42
H. Distributions After Allowance.	42
I. No Interest.	42

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS	42
A. Discharge of Claims and Termination of Interests.	42

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B. Release of Liens.	43
C. Releases by the Debtors.	43
D. Releases by Holders of Claims and Interests.	44
E. Exculpation.	45
F. Injunction.	45
G. Protections Against Discriminatory Treatment.	46
H. Document Retention.	46
I. Reimbursement or Contribution.	46
J. SEC Rights Reserved.	46

ARTICLE IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN	46
A. Conditions Precedent to the Effective Date.	46
B. Waiver of Conditions.	48
C. Effect of Failure of Conditions.	48

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN	48
A. Modification and Amendments.	48
B. Effect of Confirmation on Modifications.	48
C. Revocation or Withdrawal of Plan.	49

ARTICLE XI. RETENTION OF JURISDICTION	49

ARTICLE XII. MISCELLANEOUS PROVISIONS	51
A. Immediate Binding Effect.	51
B. Additional Documents.	51
C. Payment of Statutory Fees.	51
D. Statutory Committee and Cessation of Fee and Expense Payment.	51
E. Reservation of Rights.	51
F. Successors and Assigns.	51
G. Notices.	52
H. Term of Injunctions or Stays.	54
I. Entire Agreement.	54
J. Exhibits.	54
K. Nonseverability of Plan Provisions.	54
L. Votes Solicited in Good Faith.	54
M. Closing of Chapter 11 Cases.	55
N. Waiver or Estoppel.	55
O. Conflicts.	55

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INTRODUCTION
The Debtors propose this Plan for the resolution of the outstanding Claims against and Interests in the Debtors pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article I.A of the Plan. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor. Holders of Claims or Interests may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, risk factors, a summary and analysis of this Plan, the Restructuring Transactions, and certain related matters. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.
ALL HOLDERS OF CLAIMS OR INTERESTS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.
Article I.
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms.
As used in this Plan, capitalized terms have the meanings set forth below.
1.“Ad Hoc Term Loan Lender Group” means the holders of Term Loan Claims set forth in the Verified Statement of the Ad Hoc Committee of Term Loan Holders Pursuant to Bankruptcy Rule 2019 [Docket No. 137] and represented by Brown Rudnick LLP, Quinn Emanuel Urquhart & Sullivan, LLP, and Perella Weinberg Partners LP.
2.    “Administrative Claim” means a Claim for costs and expenses of administration of the Estates under sections 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date of preserving the Estates and operating the businesses of the Debtors; (b) Allowed Professional Fee Claims in the Chapter 11 Cases; and (c) all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911-1930.
3.    “Administrative Claim Bar Date” means the deadline for filing requests for payment of Administrative Claims, which shall be 30 days after the Effective Date.
4.    “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.
5.    “Agent/Trustee” means, each of, and in each case in its capacity as such: (a) the DIP Agent; (b) the Credit Agreement Agent; (c) the Senior Notes Trustee; (d) the Exit Collateral Agent; (e) the Exit RBL/Term Loan A Facility Agent; and (f) the Exit Term Loan B Facility Agent.
6.    “Allowed” means, with respect to any Claim, except as otherwise provided herein: (a) a Claim that is evidenced by a Proof of Claim Filed by the Bar Date or a request for payment of an Administrative Claim Filed by the Administrative Claim Bar Date, as applicable (or for which Claim under the Plan, the Bankruptcy Code, or pursuant to a Final Order, a Proof of Claim or request for payment of Administrative Claim is not or shall not be required to be Filed); (b) a Claim that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim, as applicable, has been timely Filed; or (c) a Claim allowed pursuant to the Plan or a Final Order of the Bankruptcy Court; provided that, with respect to a Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that with respect to such Claim no objection to the allowance thereof is interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection is so interposed and the Claim has been Allowed by a Final Order. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim is or has been timely Filed, or that is not or has not been Allowed by a Final Order, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes the applicable Debtor or Reorganized Debtor, as applicable. For the avoidance of doubt, a Proof of Claim Filed after the Bar Date or a request for payment of an Administrative Claim Filed after the Administrative Claim Bar Date, as applicable, shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-filed Claim. “Allow” and “Allowing” shall have correlative meanings.
7.    “Amended Management Employment Agreement” means (a) the existing management compensation plans, and/or indemnification agreements of, or for the benefit of, the directors, officers, and management level employees of any of the Debtors in existence on the Agreement Effective Date (as defined in the Plan Support Agreement); and (b) the Existing Employment Agreements, in each case, as amended to include the following terms, as shall be set forth in the form of amended employment agreement to be filed with the Plan Supplement: (y) each employment agreement shall provide that the occurrence of the Effective Date constitutes a Change of Control (as defined therein) and (z) the definition of “Good Reason” as set forth in each employment agreement shall be amended to include termination by the respective employee of the employment agreement within the 30-day period commencing on the three (3) month anniversary of the Effective Date (upon 30 days’ written notice to the Reorganized Debtors).
8.    “Assumed Executory Contract and Unexpired Lease List” means the list of Executory Contracts and Unexpired Leases that will be assumed by the Reorganized Debtors pursuant to the Plan, which list shall be included in the Plan Supplement, as may be amended, modified, or supplemented from time to time with the consent of the Required Consenting Revolver Lenders, the Required Consenting Term Loan Lenders, and the DIP Agent (such consent not to be unreasonably withheld or delayed) and in consultation with the Noteholder Group; provided that, for the avoidance of doubt, the Amended Management Employment Agreements shall be on the Assumed Executory Contract and Unexpired Lease List.
9.    “Avoidance Actions” means any and all avoidance, recovery, subordination, or other Claims, actions, or remedies in these Chapter 11 Cases that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 502, 510, 542, 544, 545, and 547 through and including 553 of the Bankruptcy Code.
10.    “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532.
11.    “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.
12.    “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court.
13.    “Bar Date” means the date established by the Bankruptcy Court by which Proofs of Claim must be Filed with respect to such Claims, other than Administrative Claims, Claims held by Governmental Units, or other Claims or Interests for which the Bankruptcy Court entered an order excluding the holders of such Claims or Interests from the requirement of Filing Proofs of Claim.
14.    “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).
15.    “Cash” means cash and cash equivalents, including bank deposits, checks, and other similar items in legal tender of the United States of America.
16.    “Cause of Action” or “Causes of Action” means any claims, interests, damages, liabilities, judgments, remedies, causes of action, controversies, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, interests, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, choate or inchoate, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, or equity, or otherwise. Causes of Action also

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include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362 or chapter 5 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state or foreign law preferential or fraudulent transfer or similar claim.
17.    “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.
18.    “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.
19.    “Claims and Noticing Agent” means Prime Clerk LLC, the notice, claims, and solicitation agent retained by the Debtors in the Chapter 11 Cases by Bankruptcy Court order.
20.    “Claims Register” means the official register of Claims maintained by the Claims and Noticing Agent.
21.    “Class” means a class of Claims or Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.
22.    “Class 3 New Preferred Equity Class A Stock Pool” means the New Preferred Equity Class A Stock available for distribution to holders of Allowed Class 3 Claims in accordance with the New Preferred Equity Documentation in an aggregate amount of $390,635,705.06.
23.    “Class 4 Preferred A Option” means the election available to each holder of an Allowed Class 4 Claim to receive, on account of such Allowed Class 4 Claim, its Pro Rata share of New Preferred Equity Class A Stock, which shall be available for distribution to each holder of an Allowed Class 4 Claim in accordance with the New Preferred Equity Documentation; provided that the maximum amount of New Preferred Equity Class A Stock available to all holders of Allowed Class 4 Claims who elect such option shall not exceed the aggregate amount of $64,134,335.87; provided, further, that each such holder’s share shall be equal to the product of $64,134,335.87 and the Allowed Term Loan Claims held by such holder as a percentage of the total Allowed Term Loan Claims.
24.    “Class 4 Preferred B Option” means the election available to each holder of an Allowed Class 4 Claim to receive, on account of such Allowed Class 4 Claim, New Preferred Equity Class B Stock, which shall be available for distribution to each holder of an Allowed Class 4 Claim in accordance with the New Preferred Equity Documentation; provided that the maximum amount of New Preferred Equity Class B Stock available to all holders of Allowed Class 4 Claims who elect such option shall not exceed the aggregate amount of $126,010,623.26; provided, further, that each such holder’s share shall be equal to the product of $126,010,623.26 and the Allowed Term Loan Claims held by such holder as a percentage of the total Allowed Term Loan Claims.
25.    “Class 5 New Preferred Equity Class A Stock Pool” means New Preferred Equity Class A Stock, which shall be available for distribution to each holder of an Allowed Class 5 Claim in accordance with the New Preferred Equity Documentation in an aggregate amount not to exceed $7,000,000.00.
26.    “CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.
27.    “Committee” means the official committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to the Notice of Appointment of Committee of Unsecured Creditors [Docket No. 149], as may be reconstituted from time to time.
28.    “Company” means VNR and each of its direct and indirect subsidiaries.

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29.    “Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to all conditions specified in Article IX.A of the Plan having been (a) satisfied or (b) waived pursuant to Article IX.B of the Plan.
30.    “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.
31.    “Confirmation Hearing” means the hearing held by the Bankruptcy Court on confirmation of the Plan, pursuant to sections 1128 and 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.
32.    “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.
33.    “Consenting Lenders” means, collectively, the Consenting Revolver Lenders and the Consenting Term Loan Lenders.
34.    “Consenting Revolver Lender” means each Revolving Credit Facility Lender (or certain designated affiliates thereof) that is or becomes party to the Plan Support Agreement.
35.    “Consenting Senior Noteholder” means each Senior Noteholder (or certain designated affiliates thereof) that is or becomes party to the Plan Support Agreement.
36.    “Consenting Stakeholders” means, collectively, the Consenting Lenders and the Consenting Senior Noteholders.
37.    “Consenting Term Loan Lender” means each Term Loan Lender (or certain designated affiliates thereof) that is or becomes party to the Plan Support Agreement, including the Ad Hoc Term Loan Lender Group.
38.    “Consummation” means the occurrence of the Effective Date.
39.    “Credit Agreement” means the Amended and Restated Credit Agreement, dated as of August 1, 2017, by and among VNG as borrower, the guarantor parties thereto, the Credit Agreement Agent, and the lenders from time to time party thereto (as amended, restated or otherwise modified from time to time).
40.    “Credit Agreement Agent” means Citibank, N.A., in its capacity as administrative agent pursuant to the Credit Agreement Documents, its successors, assigns, or any replacement agent appointed pursuant to the terms of the Credit Agreement.
41.    “Credit Agreement Documentation” means, collectively, the Credit Agreement, the Loan Documents (as defined in the Credit Agreement), the Secured Swap Agreements (as defined in the Credit Agreement), and all other agreements, documents, and instruments delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents). For the avoidance of doubt, “Credit Agreement Documents” shall include all documentation related to the Revolving Credit Facility and the Term Loan.
42.    “Credit Agreement Secured Parties” means the Credit Agreement Agent, the Revolving Credit Facility Lenders, the Swap Parties, the Term Loan Lenders, and any other party to whom obligations are owed by any Debtor under the Credit Agreement.
43.    “Cure” means all amounts, including an amount of $0.00, required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.

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44.    “Cure Notice” means a notice to non-Debtor counterparties to Executory Contracts and/or Unexpired Leases that includes proposed Cure amounts.
45.    “Debtors” means, collectively, each of the following: Vanguard Natural Resources, Inc.; Eagle Rock Acquisition Partnership, L.P.; Eagle Rock Acquisition Partnership II, L.P.; Eagle Rock Energy Acquisition Co., Inc.; Eagle Rock Energy Acquisition Co. II, Inc.; Eagle Rock Upstream Development Company, Inc.; Eagle Rock Upstream Development Company II, Inc.; Escambia Asset Co. LLC; Escambia Operating Co. LLC; Vanguard Natural Gas, LLC; Vanguard Operating, LLC; and VNR Holdings, LLC.
46.    “DIP Agent” means Citibank, N.A., in its capacity as administrative and collateral agent under the DIP Credit Agreement, its successors, assigns, or any replacement agent appointed pursuant to the terms of the DIP Credit Agreement.
47.    “DIP Credit Agreement” means the Superpriority Secured Debtor-in-Possession Credit Agreement dated as of April 3, 2019, by and among VNR, VNG, and the domestic subsidiaries thereof, the DIP Agent, and the DIP Lenders.
48.    “DIP Facility” means the senior secured superpriority, priming secured debtor-in-possession credit facility in an aggregate principal amount of $130 million, on the terms set forth in the DIP Credit Agreement and the DIP Order, as applicable.
49.    “DIP Facility Claim” means a Claim held by the DIP Lenders or the DIP Agent arising under or relating to the DIP Credit Agreement or the DIP Order, including any and all fees, interests paid in kind, and accrued but unpaid interest and fees arising under the DIP Credit Agreement and including, for the avoidance of doubt, any amount owed under the Revolving Credit Facility prior to the entry of the DIP Order that was “rolled up” into the DIP Facility under the DIP Order and the other DIP Loan Documents.
50.    “DIP Lenders” means the lenders under the DIP Credit Agreement.
51.    “DIP Loan Documents” means the DIP Credit Agreement and all other Loan Documents (as defined in the DIP Credit Agreement).
52.    “DIP Order” means, collectively, (a) the Interim Order (I) Authorizing Debtors to Obtain Postpetition Financing Pursuant to Section 364 of the Bankruptcy Code, (II) Authorizing the Use of Cash Collateral Pursuant to Section 363 of the Bankruptcy Code, (III) Granting Adequate Protection to the Prepetition First Lien Secured Parties and the Prepetition Second Lien Secured Parties Pursuant to Sections 361, 362, 363, and 364 of the Bankruptcy Code, (IV) Granting Liens and Superpriority Claims, (V) Modifying the Automatic Stay, and (VI) Scheduling a Final Hearing [Docket No. 118] and (b) the Final Order (I) Authorizing Debtors to Obtain Postpetition Financing Pursuant to Section 364 of the Bankruptcy Code, (II) Authorizing the Use of Cash Collateral Pursuant to Section 363 of the Bankruptcy Code, (III) Granting Adequate Protection to the Prepetition First Lien Secured Parties and the Prepetition Second Lien Secured Parties Pursuant to Sections 361, 362, 363, and 364 of the Bankruptcy Code, (IV) Granting Liens and Superpriority Claims, and (V) Modifying the Automatic Stay [Docket No. 241].
53.    “DIP Secured Parties” means the DIP Lenders, the DIP Agent, the Issuing Banks (as defined in the DIP Credit Agreement), and the other Secured Parties (as defined in the DIP Credit Agreement).
54.    “Disbursing Agent” means the Reorganized Debtors or the Entity or Entities selected by the DIP Agent, in consultation with the Debtors and the Required Consenting Revolver Lenders, to make or facilitate distributions pursuant to the Plan.
55.    “Disclosure Statement” means the disclosure statement for the Plan, including all exhibits and schedules thereto.

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56.    “Disclosure Statement Order” means the order of the Bankruptcy Court approving the Disclosure Statement and the procedures for solicitation of the Disclosure Statement.
57.    “Disputed” means, as to a Claim or an Interest, any Claim or Interest: (a) that is not Allowed; (b) that is not disallowed by the Plan, the Bankruptcy Code, or a Final Order, as applicable; (c) as to which a dispute is being adjudicated by a court of competent jurisdiction in accordance with non-bankruptcy law; (d) that is Filed in the Bankruptcy Court and not withdrawn, as to which a timely objection or request for estimation has been Filed; and (e) with respect to which a party in interest has Filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court.
58.    “Distribution Date” means the first date the Disbursing Agent will make distributions pursuant to the Plan, which shall be the Effective Date, or as soon thereafter as reasonably practicable.
59.    “Distribution Record Date” means, other than with respect to publicly held securities, the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the first day of the Confirmation Hearing.
60.    “DTC” means the Depository Trust Company.
61.    “Effective Date” means the date that is the first Business Day after the Confirmation Date on which (a) no stay of the Confirmation Order is in effect and (b) all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A. of the Plan have been satisfied or waived in accordance with Article IX.B. of the Plan. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter.
62.    “Employment Obligations” means any existing obligations to employees to be assumed, Reinstated, or honored, as applicable, (including the Amended Management Employment Agreements) in each case in accordance with Article IV.P of the Plan.
63.    “Entity” means any entity, as defined in section 101(15) of the Bankruptcy Code.
64.    “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.
65.    “Exculpated Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors and the Reorganized Debtors; (b) the Exit RBL/Term Loan A Facility Secured Parties; (c) the Exit Term Loan B Facility Secured Parties; (d) the DIP Secured Parties; (e) the Credit Agreement Secured Parties; (f) each Agent/Trustee; (g) the Consenting Stakeholders; (h) the Ad Hoc Term Loan Lender Group, (i) the Noteholder Group; (j) any statutory committee appointed in the Chapter 11 Cases and each of its members; (k) each current and former Affiliate of each Entity in clause (a) through (j); and (l) each Related Party of each Entity in clause (a) through (j).
66.    “Executory Contract” means a contract or lease to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
67.    “Existing Employment Agreement” means each of the agreements in place as between the Company and each of the Chief Executive Officer, Chief Financial Officer, and General Counsel and Corporate Secretary as of the Petition Date.
68.    “Exit Collateral Agent” means Citibank, N.A. (or its designee), in its capacity as a collateral agent under and pursuant to the terms of the Exit Facility Documentation.
69.    “Exit Facilities” means, collectively, the Exit RBL/Term Loan A Facility and the Exit Term Loan B Facility.

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70.    “Exit Facility Agent” means, collectively, the Exit RBL/Term Loan A Facility Agent, the Exit Term Loan B Facility Agent, and the Exit Collateral Agent.
71.    “Exit Facility Documentation” means the Exit RBL/Term Loan A Facility Documentation, the Exit Term Loan B Facility Documentation, and the applicable collateral agency agreements, collateral documents, mortgages, deeds of trust, Uniform Commercial Code statements, and other loan documents governing the Exit Facilities, which documents shall be included in the Plan Supplement, and which shall be consistent in all material respects with the Exit Facility Term Sheet.
72.    “Exit Facility Loan Agreements” means those certain loan agreements memorializing the Exit Facilities, which shall be entered into among one or more of the Debtors or the Reorganized Debtors (as applicable), certain affiliates thereof that are obligors under the Exit Facilities, certain Exit Facility Agents, and the lenders thereunder.
73.    “Exit Facility Term Sheet” means the term sheet attached as Exhibit B to the Plan Support Agreement.
74.    “Exit RBL/Term Loan A Facility” means the first lien reserve-based revolving credit facility with an initial borrowing base of $65 million, and the term loan facility in the aggregate amount of $65 million, each of which shall be on such terms as set forth in the Exit RBL/Term Loan A Facility Documentation.
75.    “Exit RBL/Term Loan A Facility Agent” means Citibank, N.A. (or any successor thereto), as administrative agent under the Exit RBL/Term Loan A Facility, solely in its capacity as such.
76.    “Exit RBL/Term Loan A Facility Documentation” means, in connection with the Exit RBL/Term Loan A Facility, the applicable credit agreements, collateral documents, mortgages, deeds of trust Uniform Commercial Code statements, and other loan documents governing the Exit RBL/Term Loan A Facility, which documents shall be included in the Plan Supplement, and which shall be consistent in all material respects with the Exit Facility Term Sheet.
77.    “Exit RBL/Term Loan A Facility Secured Parties” means (a) the lenders under the Exit RBL/Term Loan A Facility (including banks, financial institutions, institutional lenders, or other entities serving as agents, arrangers, book-runners, and/or letter of credit issuers thereto, each solely in their capacity as such), (b) certain lenders or affiliates of such lenders that are party to secured swap agreements with one or more of the Debtors or the Reorganized Debtors (as applicable), and (c) certain lenders or affiliates of such lenders that are party to treasury management agreements with one or more of the Debtors or the Reorganized Debtors (as applicable).
78.    “Exit Term Loan B Facility” means the new term loan lending facility in the aggregate amount of $285 million, which shall be on such terms as set forth in the Exit Term Loan B Facility Documentation.
79.    “Exit Term Loan B Facility Agent” means Citibank, N.A. (or any successor thereto), as administrative agent under the Exit Term Loan B Facility, solely in its capacity as such.
80.    “Exit Term Loan B Facility Documentation” means, in connection with the Exit Term Loan B Facility, the applicable credit agreements, collateral documents, mortgages, deeds of trust, Uniform Commercial Code statements, and other loan documents governing the Exit Term Loan B Facility, which documents shall be included in the Plan Supplement, and which shall be consistent in all material respects with the Exit Facility Term Sheet.
81.    “Exit Term Loan B Facility Secured Parties” means the lenders under the Exit Term Loan B Facility, including banks, financial institutions, institutional lenders, or other entities serving as agents, arrangers, book‑runners, and/or letter of credit issuers thereto, each solely in their capacity as such.
82.    “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.
83.    “File” or “Filed” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

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84.    “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.
85.    “General Unsecured Claim” means any Claim, other than a Secured Claim, that is not (a) an Administrative Claim (including, for the avoidance of doubt, a Professional Fee Claim), (b) a Priority Tax Claim, (c) an Other Priority Claim, or (d) an Intercompany Claim.
86.    “Governmental Unit” means any governmental unit, as defined in section 101(27) of the Bankruptcy Code.
87.    “GUC Cash Recovery” means an amount of Cash sufficient to provide holders of Allowed Class 6 Claims (excluding any deficiency claim arising on account of Class 3 Claims, Class 4 Claims, or Class 5 Claims) a recovery of 2 percent on account of such Claims, provided that the GUC Cash Recovery shall not exceed, in aggregate, $600,000.00.
88.    “GUC Cash Recovery Reserve” has the meaning set forth in Article IV.R.1 of the Plan.
89.    “GUC Distribution Trust” means a trust established to hold and distribute the GUC Distribution Trust Assets in accordance with the GUC Distribution Trust Agreement, the Plan, and the Confirmation Order.
90.    “GUC Distribution Trust Agreement” means the trust agreement, which shall be filed with an amendment to the Plan Supplement, and which shall be in form and substance reasonably acceptable to the Committee, the Debtors, and the DIP Agent, and which shall be consistent with the GUC Distribution Trust Procedures.
91.    “GUC Distribution Trust Assets” means (a) $400,000 in Cash and (b) 50 percent of the proceeds of the GUC Distribution Trust Causes of Action.
92.    “GUC Distribution Trust Causes of Action” means those Avoidance Actions that vest in the Reorganized Debtors which are not released or waived by the provisions of the Plan and which shall be prosecuted pursuant to the GUC Distribution Trust Procedures; provided that, for the avoidance of doubt, the GUC Distribution Trust Causes of Action shall not include any Claims or Causes of Action (i) released pursuant to the Plan or otherwise released or settled pursuant to a Court order, (ii) in respect of transactions authorized by order of the Court, including payments or other distributions made or authorized to be made in satisfaction of prepetition claims, or (iii) any preferential transfer claims pursuant to section 547 of the Bankruptcy Code against transferees who also received a Court-approved payment pursuant to a “first day” motion.
93.    “GUC Distribution Trust Procedures” means the procedures governing prosecution of the GUC Distribution Trust Causes of Action, set forth in Article IV.R.3 of the Plan.
94.    “GUC Distribution Trustee” means the Person selected by the Committee (with the reasonable consent of the Debtors and the DIP Agent) and designated in the GUC Distribution Trust Agreement to administer the GUC Distribution Trust, or any successor thereto.
95.    “GUC Distribution Trustee Analysis” has the meaning set forth in Article IV.R.3 of the Plan.
96.    “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

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97.    “Indemnification Provisions” means each of the Debtors’ indemnification provisions currently in place, whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, or contracts for the current and former directors, officers, managers, employees, attorneys, other professionals, and agents of the Debtors and such current and former directors’, officers’, and managers’ respective Affiliates.
98.    “Intercompany Claim” means any Claim held by a Debtor or an Affiliate against a Debtor.
99.    “Intercompany Interest” means any Interest held by a Debtor in another Debtor or non-Debtor subsidiary or Affiliate.
100.    “Interest” means any Equity Security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor.
101.    “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.
102.    “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.
103.    “Management Incentive Plan” means that certain post-Effective Date management incentive plan (if any), which shall be included in the Plan Supplement, and which shall be in form and substance acceptable to the Required Consenting Revolver Lenders and the DIP Agent.
104.    “New Board” means the initial board of directors, members, or managers, as applicable, of Reorganized Vanguard.
105.    “New Common Stock” means common stock of Reorganized Vanguard.
106.    “New Organizational Documents” means the documents providing for corporate governance of the Reorganized Debtors, including charters, bylaws, operating agreements, the Shareholders Agreement, or other organizational documents or shareholders’ agreements, as applicable, which shall be consistent with the Plan Support Agreement (and subject to the consent, approval, and consultation rights set forth therein) and section 1123(a)(6) of the Bankruptcy Code (as applicable).
107.    “New Preferred Equity Class A Stock” means the new series of class A preferred stock to be issued by Reorganized Vanguard on the Effective Date on terms consistent in all material respects with the terms set forth in the New Preferred Equity Term Sheet and the New Preferred Equity Documentation.
108.     “New Preferred Equity Class B Stock” means the new series of class B preferred stock to be issued by Reorganized Vanguard on the Effective Date on terms consistent in all material respects with the terms set forth in the New Preferred Equity Term Sheet and the New Preferred Equity Documentation.
109.    “New Preferred Equity Documentation” means, in connection with the New Preferred Equity Class A Stock and New Preferred Equity Class B Stock, the applicable documents, to be dated as of the Effective Date, governing such equity, which documents shall (a) be included in the Plan Supplement; (b) shall be in form and substance reasonably acceptable to the Required Consenting Revolver Lenders, the Required Consenting Term Loan Lenders, and the Required Ad Hoc Term Loan Lender Group; and (c) shall be otherwise consistent in all material respects with the New Preferred Equity Term Sheet; provided that, for the avoidance of doubt, all of the directors for the initial term of the New Board shall be nominated by the Exit RBL/Term Loan A Facility Agent in consultation with the Entities designated to receive the New Preferred Equity Class A Stock on the Effective Date; provided, further, that any provision in the New Preferred Equity Documentation directly affecting the Consenting Senior Noteholders or the Noteholder Group or implementing the Settlement (as defined in the Plan Support Agreement) shall be in form and substance reasonably acceptable to the Required Consenting Senior Noteholders.

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110.    “New Preferred Equity Term Sheet” means the term sheet attached as Exhibit C to the Plan Support Agreement.
111.    “New Preferred Stock” means, collectively, the New Preferred Equity Class A Stock and the New Preferred Equity Class B Stock.
112.    “Non-Executive Incentive Fund” shall mean the fund, in an amount to be determined (which amount shall be reasonably acceptable to the Debtors, the Required Consenting Revolver Lenders, the Required Ad Hoc Term Loan Lender Group, and the Required Consenting Term Loan Lenders), to be established after the Effective Date by the Reorganized Debtors, the proceeds of which shall be distributed to non-executive employees after the Effective Date in furtherance of the Reorganized Debtors’ business plan, and on such other terms and conditions to be set forth in the Plan Supplement.
113.    “Noteholder Group” means the holders of Senior Notes Claims set forth in the Joint Verified Statement of Porter Hedges LLP and Davis Polk & Wardwell LLP Pursuant to Federal Rule of Bankruptcy Procedure 2019 [Docket No. 84] and represented by Davis Polk & Wardwell LLP, Porter Hedges LLP, and Miller Buckfire & Co.
114.    “Other Priority Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.
115.    “Other Secured Claim” means any Secured Claim, other than a DIP Facility Claim, a Revolving Credit Facility Claim, a Secured Swap Claim, a Term Loan Claim, or a Senior Notes Claim, including any Secured Tax Claim or any Claim arising under, derived from, or based upon any letter of credit issued in favor of one or more Debtors, the reimbursement obligation for which is either secured by a Lien on collateral or is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.
116.    “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.
117.    “Petition Date” means March 31, 2019, the date on which the Debtors commenced the Chapter 11 Cases.
118.    “Plan” means this Amended Joint Plan of Reorganization (as Modified) of Vanguard Natural Resources, Inc. and its Debtor Affiliates, including the Plan Supplement, which is incorporated herein by reference.
119.     “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan (in each case, as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and Bankruptcy Rules) to be Filed by the Debtors no later than five (5) days before the Voting Deadline or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, including the following, as applicable: (a) the New Organizational Documents; (b) the Exit Facility Documentation; (c) the New Preferred Equity Documentation; (d) the form of Amended Management Employment Agreements contemplated to be assumed pursuant to the Plan; (e) the identity and members of the New Board and any executive management for Reorganized Vanguard; (f) the Assumed Executory Contract and Unexpired Lease List; (g) the Rejected Executory Contract and Unexpired Lease List; (h) Schedule of Retained Causes of Action; (i) the form of Management Incentive Plan (if any); (j) the Restructuring Transactions Memorandum, and (k) any additional documents Filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement. The Debtors shall have the right to amend the documents contained in, and exhibits to, the Plan Supplement through the Effective Date, subject to the terms of the Plan and the Plan Support Agreement. The Debtors also will file the GUC Distribution Trust Agreement as part of the Plan Supplement prior to the Effective Date.
120.    “Plan Support Agreement” means that certain Plan Support Agreement, dated as of May 8, 2019, by and among the Debtors and the Consenting Stakeholders, as may be further amended, modified, or supplemented from time to time, in accordance with its terms.

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121.    “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.
122.    “Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.
123.    “Professional” means an Entity: (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.
124.    “Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses of Professionals estimate they have incurred or will incur in rendering services to the Debtors as set forth in Article II.B of the Plan.
125.    “Professional Fee Claim” means a Claim by a professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.
126.    “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount.
127.    “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases by the applicable Bar Date.
128.    “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.
129.    “Rejected Executory Contract and Unexpired Lease List” means the schedule of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan, which schedule shall be included in the Plan Supplement, as the same may be amended, modified, or supplemented from time to time, with the consent of the Required Consenting Revolver Lenders, the Required Consenting Term Loan Lenders, and the DIP Agent (such consent not to be unreasonably withheld or delayed) and in consultation with the Noteholder Group; provided that, for the avoidance of doubt, the Amended Management Employment Agreements shall not be on the Rejected Executory Contract and Unexpired Lease List.
130.    “Related Party” means, collectively, current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, participants, successors, assigns, subsidiaries, affiliates, managed accounts or funds, partners, limited partners, general partners, principals, members, management companies, fund advisors, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.
131.    “Released Party” means, each of, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) each Consenting Stakeholder; (d) the Ad Hoc Term Loan Lender Group; (e) the Noteholder Group; (f) each DIP Secured Party; (g) each Credit Agreement Secured Party; (h) each Senior Noteholder; (i) each Exit RBL/Term Loan A Facility Secured Party; (j) each Exit Term Loan B Facility Secured Party; (k) each Agent/Trustee; (l) the Committee and each member of the Committee; (m) all Holders of Interests; (n) each current and former Affiliate of each Entity in clause (a) through(m); and (o) each Related Party of each Entity in clause (a) through (m); provided that any holder of a Claim or Interest that (x) validly opts out of the releases contained in the Plan or (y) files an objection to the releases contained in the Plan shall not be a “Released Party.”
132.    “Releasing Party” means, each of, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) each Consenting Stakeholder; (d) the Ad Hoc Term Loan Lender Group; (e) the Noteholder

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Group; (f) each DIP Secured Party; (g) each Credit Agreement Secured Party; (h) each Senior Noteholder; (i)  each Exit RBL/Term Loan A Facility Secured Party; (j) each Exit Term Loan B Facility Secured Party; (k) each Agent/Trustee; (l) the Committee and each member of the Committee; (m) all Holders of Claims; (n) all Holders of Interests; (o) each current and former Affiliate of each Entity in clause (a) through (n); and (p) each Related Party of each Entity in clause (a) through (n); provided that any holder of a Claim or Interest that (x) validly opts out of the releases contained in the Plan or (y) files an objection to the releases contained in the Plan shall not be a “Releasing Party.”
133.    “Reorganized Debtors” means, collectively, a Debtor, or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Effective Date.
134.    “Reorganized Vanguard” means, on or after the Effective Date, (a) VNR (which may change its name from “Vanguard Natural Resources, Inc.” or jurisdiction of incorporation from Delaware to a name or jurisdiction of incorporation, respectively, that shall be set forth in the Plan Supplement) or, if applicable, (b) any (i) successor or assign, by merger, consolidation, or otherwise (including any newly established corporation, partnership, or limited liability company) or (ii) other Reorganized Debtor designated to issue the New Common Stock or the New Preferred Stock, as applicable.
135.    “Required Ad Hoc Term Loan Lender Group” means, as of the relevant date, members of the Ad Hoc Term Loan Lender Group holding more than 45 percent of the aggregate outstanding principal amount of the Term Loan Claims that are held by the Ad Hoc Term Loan Lender Group.
136.    “Required Consenting Revolver Lenders” means, as of the relevant date, Consenting Revolver Lenders holding more than 50 percent of the aggregate outstanding principal amount of the Revolving Credit Facility that is held by Consenting Revolver Lenders; provided that the aggregate outstanding principal amount of the Revolving Credit Facility Loans held by Breaching Stakeholders (as such term is defined in the Plan Support Agreement) as of any time of determination shall be excluded from the determination of the Required Consenting Revolver Lenders.
137.    “Required Consenting Senior Noteholders” means, as of the relevant date, Consenting Senior Noteholders holding more than 50 percent of the aggregate outstanding principal amount of the Senior Notes that are held by Consenting Senior Noteholders and that include at least two unaffiliated Consenting Senior Noteholders (if at least two unaffiliated Consenting Senior Noteholders exist); provided that the aggregate outstanding principal amount of the Senior Notes held by Breaching Stakeholders (as defined in the Plan Support Agreement) as of any time of determination shall be excluded from the determination of the Required Consenting Senior Noteholders.
138.    “Required Consenting Term Loan Lenders” means, as of the relevant date, Consenting Term Loan Lenders holding more than 50 percent of the aggregate outstanding principal amount of the Term Loan that is held by Consenting Term Loan Lenders; provided that the aggregate outstanding principal amount of the Term Loans held by Breaching Stakeholders (as such term is defined in the Plan Support Agreement) as of any time of determination shall be excluded from the determination of the Required Consenting Term Loan Lenders.
139.    “Restructuring Transactions” means the transactions described in Article IV.B of the Plan.
140.    “Restructuring Transactions Memorandum” means a document, in form and substance reasonably acceptable to the Required Consenting Revolver Lenders and the Required Ad Hoc Term Loan Lender Group that may be included in the Plan Supplement that will, if applicable, set forth certain components of the Restructuring Transactions, including the identity of Reorganized Vanguard.
141.    “Revolving Credit Facility” means the senior secured reserve-based revolving credit facility outstanding under the Credit Agreement.
142.    “Revolving Credit Facility Claims” means the Claims arising under, derived from, or based upon the Revolving Credit Facility; provided that, for the avoidance of doubt, any amount owed under the Revolving Credit Facility prior to the entry of the DIP Order that was “rolled up” into the DIP Facility under the DIP Order and the other DIP Loan Documents shall not constitute a Revolving Credit Facility Claim.

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143.    “Revolving Credit Facility Lender” means each lender under the Revolving Credit Facility.
144.    “Revolving Credit Facility Loan” means the revolving loans issued under and on the terms set forth in the Credit Agreement.
145.    “Royalty and Working Interests” means the cost-bearing working interests granting the holder thereof the right to exploit oil and gas and associated hydrocarbons, and the non-cost-bearing royalties and mineral interests in the production of hydrocarbons; but, in each case, only to the extent that the applicable interest is considered an interest in real property under applicable law.
146.     “Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred by the Debtors, in consultation with the DIP Agent, pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time.
147.    “Schedules” means, collectively, the schedules of assets and liabilities and statement of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code, the official bankruptcy forms, and the Bankruptcy Rules, as they may be amended, modified, or supplemented from time to time.
148.    “Section 510(b) Claim” means any Claim arising from: (a) rescission of a purchase or sale of a security of the Debtors or an Affiliate of the Debtors; (b) purchase or sale of such a security; or (c) reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.
149.    “Secured Claim” means a Claim secured by a Lien on property in which any of the Debtors has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the applicable holder’s interest in the applicable Debtor’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code.
150.    “Secured Swap Claims” means, with respect to each Swap Party, individually, or all Swap Parties, collectively, as applicable, all Claims arising under or related to the Debtors’ prepetition swap transactions entered into between any Debtor and such Swap Party that are secured by the Credit Agreement Documentation, including all liabilities and obligations outstanding as of the Petition Date and all claims arising out of any termination of such transactions.
151.    “Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.
152.    “Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law.
153.    “Security” means any security, as defined in section 2(a)(1) of the Securities Act.
154.    “Senior Noteholder” means the holders or investment advisors or managers of discretionary accounts that hold Senior Note Claims.
155.    “Senior Notes” means the 9.0% senior secured second lien notes due 2024, issued pursuant to the Senior Notes Indenture.
156.    “Senior Notes Claim Cash” means Cash payable to the Senior Notes Trustee related to the Chapter 11 Cases, in an amount set forth in the Confirmation Order and to be reasonably agreed upon by the Debtors, the Senior Notes Trustee, the Required Consenting Revolver Lenders, and the DIP Agent; provided that the aggregate amount of such Cash payable to the Senior Notes Trustee shall not exceed $60,000.

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157.    “Senior Notes Claims” means the Claims arising under the Senior Notes.
158.    “Senior Notes Documentation” means collectively, the Senior Notes Indenture and all other agreements, documents, and instruments delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents).
159.    “Senior Notes Indenture” means that certain Indenture dated August 1, 2017 (as amended, restated, modified or supplemented from time to time), by and among VNR as issuer, the guarantor parties thereto or in related transaction documentation, and the Senior Notes Trustee.
160.    “Senior Notes Trustee” means Delaware Trust Company, in its capacity as trustee and collateral trustee under the Senior Notes Indenture, its successors, assigns, or any replacement agent appointed pursuant to the terms of the Senior Notes Indenture.
161.    “Shareholders Agreement” means the shareholders’ agreement, partnership agreement, or limited liability company agreement, as applicable, of Reorganized Vanguard with respect to the New Common Stock issued on the Effective Date, which shall include reasonable protections for minority holders of New Common Stock and which shall be in form and substance reasonably acceptable to the Required Consenting Revolver Lenders, the Required Ad Hoc Term Loan Lender Group, and the Required Consenting Senior Noteholders.
162.    “Swap Party” means each Secured Swap Provider (as defined in the Credit Agreement) that is a holder of an Allowed Secured Swap Claim.
163.    “Term Loan” means the term loans issued and on the terms set forth under the Credit Agreement.
164.    “Term Loan Claims” means the Claims arising under, derived from, or based upon the Term Loan.
165.    “Term Loan Lender” means each lender under the Term Loan.
166.    “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
167.    “Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.
168.    “VNG” means Vanguard Natural Gas, LLC.
169.    “VNR” means Vanguard Natural Resources, Inc.
170.    “Voting Deadline” means July 2, 2019 at 5:00 p.m., prevailing Central Time.

B.	Rules of Interpretation.
For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented; (4) any reference to an Entity as a holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its

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entirety rather than to a particular portion of the Plan; (8) unless otherwise specified, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation;” (9) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (10) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (11) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (12) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (13) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (14) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (15) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; and (16) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail.

C.	Computation of Time.
Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

D.	Governing Law.
Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws (other than section 5-1401 and section 5-1402 of the New York General Obligations Law), shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation of the relevant Debtor or the Reorganized Debtors, as applicable.

E.	Reference to Monetary Figures.
All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

F.	Reference to the Debtors or the Reorganized Debtors.
Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Document.
In the event of an inconsistency between the Plan, and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant provision in the Plan shall control (unless stated otherwise in such Plan document or in the Confirmation

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Order). In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.
Article II.
ADMINISTRATIVE CLAIMS, PRIORITY CLAIMS, AND DIP FACILITY CLAIMS
In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, Priority Tax Claims, and DIP Facility Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.	Administrative Claims.
Unless otherwise agreed to by the holder of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, each holder of an Allowed Administrative Claim (other than holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than thirty (30) days after the date on which an order allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the holders of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such holder and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

B.	Professional Fee Claims.
1.    Final Fee Applications and Payment of Professional Fee Claims.
All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than forty-five (45) days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice, an opportunity to object, and a hearing in accordance with the procedures established by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows by Final Order, including from the Professional Fee Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Effective Date.
2.    Professional Fee Escrow Account.
On the Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Amount, which shall be funded by the Reorganized Debtors. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals. No liens, claims, or Interests shall encumber the Professional Fee Escrow Account in any way. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors; provided that, prior to the Effective Date, the Estates and, upon the Effective Date, the Reorganized Debtors, shall have a reversionary interest in the excess amount, if any, remaining in the Professional Fee Escrow Account after all such Allowed amounts owing to the Professionals have been paid in full. The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals by the Reorganized Debtors from the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed; provided that obligations with respect to Professional Fee Claims shall not be limited nor deemed to be limited to the balance of funds held in the Professional Fee Escrow Account. When all such Allowed amounts owing to Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Bankruptcy Court

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and shall be subject to the Liens securing the Exit Facilities, without any further action by the lenders thereunder or order of the Bankruptcy Court.
3.    Professional Fee Amount.
Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than fifteen (15) days before the Effective Date; provided that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Filed Professional Fee Claims. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.
4.    Post-Confirmation Fees and Expenses.
Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Code.

C.	Priority Tax Claims.
Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, as determined by (i) the Debtors with the consent of the Required Consenting Revolver Lenders and the DIP Agent or (ii) the Reorganized Debtors, each holder of such Allowed Priority Tax Claim shall either be (a) paid on the date due in the ordinary course of business in accordance with the terms and conditions of the applicable nonbankruptcy law giving rise to such Allowed Priority Tax Claim or (b) treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

D.	DIP Facility Claims.
As of the Effective Date, the DIP Facility Claims shall be Allowed Claims in the full amount outstanding under the DIP Loan Documents, including principal, interest, fees, and expenses.
Except to the extent that a holder of an Allowed DIP Facility Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed DIP Facility Claim (subject to the last sentence of this Article II.D), each holder of an Allowed DIP Facility Claim shall receive its Pro Rata share of participation in the Exit RBL/Term Loan A Facility and all commitments under the DIP Credit Agreement shall terminate. Upon the indefeasible payment or satisfaction in full of the DIP Facility Claims in accordance with the terms of this Article II.D, on the Effective Date all Liens and security interests granted to secure such obligations shall be automatically terminated and of no further force and effect, without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.
Article III.
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests.
This Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with sections 1122

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and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.
The classification of Claims and Interests against the Debtors pursuant to the Plan is as follows:

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 3	Revolving Credit Facility Claims and Secured Swap Claims	Impaired	Entitled to Vote
Class 4	Term Loan Claims	Impaired	Entitled to Vote
Class 5	Senior Notes Claims	Impaired	Entitled to Vote
Class 6	General Unsecured Claims	Impaired	Entitled to Vote
Class 7	Intercompany Claims	Unimpaired/ Impaired	Not Entitled to Vote (Deemed to Accept or Reject)
Class 8	Intercompany Interests	Unimpaired/ Impaired	Not Entitled to Vote (Deemed to Accept or Reject)
Class 9	Existing Equity Interests	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 10	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

B.	Treatment of Claims and Interests.
Each holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Reorganized Debtors and the holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.
1.    Class 1 - Other Secured Claims

(a)	Classification: Class 1 consists of any Other Secured Claims against any Debtor.

(b)	Treatment: Each holder of an Allowed Class 1 Claim shall receive, at the option of the applicable Debtor, with the consent of the Required Consenting Revolver Lenders and the DIP Agent:

(i)	payment in full in Cash of its Allowed Class 1 Claim;

(ii)	the collateral securing its Allowed Class 1 Claim;

(iii)	Reinstatement of its Allowed Class 1 Claim; or

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(iv)	such other treatment rendering its Allowed Class 1 Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)
Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Claims in Class 1 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

2.    Class 2 - Other Priority Claims

(a)	Classification: Class 2 consists of any Other Priority Claims against any Debtor.

(b)
Treatment: Each holder of an Allowed Class 2 Claim shall receive Cash in an amount equal to such Allowed Class 2 Claim on the later of (i) the Effective Date or (ii) the date due in the ordinary course of business in accordance with the terms and conditions of the particular transaction, contract, or other agreement giving rise to such Allowed Class 2 Claim.

(c)
Voting: Class 2 is Unimpaired under the Plan. Holders of Allowed Claims in Class 2 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

3.    Class 3 – Revolving Credit Facility Claims & Secured Swap Claims

(a)
Classification: Class 3 consists of all Revolving Credit Facility Claims and all Secured Swap Claims against any Debtor (including, for the avoidance of doubt, deficiency claims (if any) on account thereof).

(b)	Allowance: On the Effective Date, Class 3 Claims shall be Allowed in an aggregate amount equal to the value of the holders of such Claims’ interest in the collateral securing such Claims.

(c)	Treatment: Each holder of an Allowed Class 3 Claim shall receive a Pro Rata share of and interest in:

(i)	the Exit Term Loan B Facility;

(ii)	the Class 3 New Preferred Equity Class A Stock Pool; and

(iii)	75 percent of the New Common Stock, subject to dilution on account of the Management Incentive Plan (if any).

(d)	Voting: Class 3 is Impaired under the Plan. Therefore, holders of Allowed Claims in Class 3 are entitled to vote to accept or reject the Plan.
4.    Class 4 – Term Loan Claims

(a)	Classification: Class 4 consists of all Term Loan Claims against any Debtor (including, for the avoidance of doubt, deficiency claims (if any) on account thereof).

(b)	Allowance: On the Effective Date, Class 4 Claims shall be Allowed in an aggregate amount equal to $126,010,623.26.

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(c)	Treatment: Each holder of an Allowed Class 4 Claim shall receive a Pro Rata share and interest in:

(i)
at the option of each holder of an Allowed Class 4 Claim, either: (x) the Class 4 Preferred A Option or (y) the Class 4 Preferred B Option; provided that if any holder selects both Class 4 Preferred A Option and Class 4 Preferred B Option or fails to select either option, as of the applicable deadline, such holder shall receive the Class 4 Preferred B Option; and

(ii)	10 percent of the New Common Stock, subject to dilution on account of the Management Incentive Plan (if any).

(d)	Voting: Class 4 is Impaired under the Plan. Therefore, holders of Allowed Claims in Class 4 are entitled to vote to accept or reject the Plan.
5.    Class 5 – Senior Notes Claims

(a)	Classification: Class 5 consists of all Senior Notes Claims against any Debtor (including, for the avoidance of doubt, deficiency claims (if any) on account thereof).

(b)
Allowance: On the Effective Date, Class 5 Claims shall be Allowed in an aggregate amount equal to: (i) $80,722,487.00 in the principal amount outstanding; plus (ii) $908,128.00 in accrued and unpaid prepetition interest; plus (iii) the Senior Notes Claim Cash.

(c)	Treatment: Subject to the charging lien of the Senior Notes Trustee, each holder of an Allowed Class 5 Claim shall receive a Pro Rata share and interest in:

(i)	the Class 5 New Preferred Equity Class A Stock Pool;

(ii)	15 percent of the New Common Stock, subject to dilution on account of the Management Incentive Plan (if any); and

(iii)	the Senior Notes Claim Cash.

(d)	Voting: Class 5 is Impaired under the Plan. Therefore, holders of Allowed Claims in Class 5 are entitled to vote to accept or reject the Plan.
6.    Class 6 – General Unsecured Claims

(a)
Classification: Class 6 consists of all General Unsecured Claims against any Debtor (for the avoidance of doubt, Class 6 shall not include any deficiency claims on account of any Revolving Credit Facility Claims, Secured Swap Claims, Term Loan Claims, or Senior Notes Claims, if any, against any Debtor).

(b)	Treatment: To the extent such Claim has not already been paid in full during the Chapter 11 Cases, each holder of an Allowed Class 6 Claim shall receive:

(i)
2 percent of the face amount of its Allowed Class 6 Claim; provided that (1) the total Cash distribution to all Holders of Allowed Class 6 Claims on account of such Allowed Class 6 Claims shall not exceed the GUC Cash Recovery and (2) for the avoidance of doubt, if the total amount of the Allowed Class 6 Claims is in excess of $30,000,000.00, the Cash recovery to each holder of an Allowed Class 6 Claim on account of the GUC Cash Recovery shall be reduced on a Pro Rata basis; and

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(ii)	a Pro Rata share of the net distributable portion of the GUC Distribution Trust Assets.

(c)	Voting: Class 6 is Impaired under the Plan. Therefore, holders of Allowed General Unsecured Claims in Class 6 are entitled to vote to accept or reject the Plan.
7.    Class 7 – Intercompany Claims

(a)	Classification: Class 7 consists of all Intercompany Claims.

(b)
Treatment: Class 7 Claim shall be, at the option of the Debtors, the Required Consenting Revolver Lenders, and the DIP Agent, either Reinstated, canceled and released without any distribution, or otherwise addressed at such parties’ discretion.

(c)
Voting: Class 7 is Impaired or Unimpaired under the Plan. Holders of Class 7 Claims are conclusively deemed to have accepted or rejected the Plan pursuant to section 1126(f) or 1126(g) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

8.    Class 8 – Intercompany Interests

(a)	Classification: Class 8 consists of all Intercompany Interests.

(b)
Treatment: Class 8 Interests shall be, at the option of the Debtors, the Required Consenting Revolver Lenders, and the DIP Agent, either Reinstated, canceled and released without any distribution, or otherwise addressed at such parties’ discretion.

(c)
Voting: Class 8 is Impaired or Unimpaired under the Plan. Holders of Class 8 Interests are conclusively deemed to have accepted or rejected the Plan pursuant to section 1126(f) or 1126(g) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

9.    Class 9 – Existing Equity Interests

(a)	Classification: Class 9 consists of all Existing Equity Interests.

(b)
Treatment: Each Class 9 Interest will be canceled, released, and extinguished, and will be of no further force or effect. Each holder of an Interest will not receive any distribution on account of such Interest.

(c)
Voting: Class 9 is Impaired. Holders of Class 9 Interests are conclusively deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code. Holders Class 9 Claims are not entitled to vote to accept or reject the Plan.

10.    Class 10 – Section 510(b) Claims

(a)	Classification: Class 10 consists of all Section 510(b) Claims.

(b)
Allowance: Notwithstanding anything to the contrary herein, a Section 510(b) Claim, if any such Claim exists, may only become Allowed by Final Order of the Bankruptcy Court. The Debtors are not aware of any valid Section 510(b) Claim and believe that no such Section 510(b) Claim exists.

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(c)	Treatment: Class 10 Claims shall be discharged, cancelled, released, and extinguished without any distribution to holders of such claims.

(d)
Voting: Class 10 is Impaired. Holders (if any) of Allowed Class 10 Claims are conclusively deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code. Holders (if any) of Allowed Class 10 Claims are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims.
Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

D.	Elimination of Vacant Classes.
Any Class of Claims or Interests that does not have a holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Voting Classes, Presumed Acceptance by Non-Voting Classes.
If a Class contains Claims or Interests eligible to vote and no holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.

F.	Intercompany Interests.
To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience, for the ultimate benefit of the holders of New Common Stock, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the holders of Allowed Claims.  For the avoidance of doubt, any Interest in non-Debtor subsidiaries owned by a Debtor shall continue to be owned by the applicable Reorganized Debtor, unless otherwise specified in the Restructuring Transactions Memorandum.

G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.
Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article X of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

H.	Controversy Concerning Impairment.
If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

I.	Subordinated Claims.

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The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.
Article IV.
MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests.
As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan, including (1) any challenge to the amount, validity, perfection, enforceability, priority or extent of the DIP Facility Claims, the Revolving Credit Facility Claims, the Secured Swap Claims, the Term Loan Claims, or the Senior Notes Claims, as applicable, and (2) any claim to avoid, subordinate, or disallow any DIP Facility Claim, Revolving Credit Facility Claim, Secured Swap Claim, Term Loan Claim, or Senior Notes Claim, whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise. In particular, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, the Plan incorporates and implements the Settlement (as defined in the Plan Support Agreement), a compromise and settlement of several issues and disputes among the Debtors and certain Revolving Credit Facility Lenders, Term Loan Lenders, Senior Noteholders, and the Committee and its members designed to achieve a reasonable and effective resolution of the Chapter 11 Cases. The Settlement constitutes a settlement of potential litigation on the part of the Consenting Stakeholders, including potential litigation related to the valuation of the Debtors’ assets, the allocation of asset values and certain other claims and causes of action.
The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019 (whether pursuant to the Plan Support Agreement or otherwise), and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise (including as contemplated by the Plan Support Agreement and including the terms contemplated therein) is fair, equitable, reasonable and in the best interests of the Debtors and their Estates. Subject to Article VI hereof, all distributions made to holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

B.	Restructuring Transactions.
On the Effective Date, or following the entry of the Confirmation Order and prior to the Effective Date, to the extent set forth in the Restructuring Transactions Memorandum, if applicable, the applicable Debtors or the Reorganized Debtors shall enter into any transaction and shall take any actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses or a corporate restructuring of the overall corporate structure of the Debtors on the terms set forth in the Plan and the Restructuring Transactions Memorandum, if applicable, including the issuance of all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions. The actions to implement the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (1) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for

23

which the applicable parties agree; (1) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; and (1) all other actions that the applicable Entities determine to be necessary, including making filings or recordings that may be required by applicable law in connection with the Plan. The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Plan.

C.	Reorganized Debtors.
On the Effective Date, the New Board shall be established, and the Reorganized Debtors shall adopt their New Organizational Documents. The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan.

D.	Sources of Consideration for Plan Distributions.
The Reorganized Debtors shall fund distributions under the Plan with: (1) Cash on hand, including Cash from operations; (2) the Exit Facilities; and (3) the issuance and distribution of the New Preferred Stock and the New Common Stock.
1.    Issuance of New Preferred Stock and New Common Stock.
On the Effective Date, Reorganized Vanguard shall issue the New Preferred Stock and the New Common Stock pursuant to the Plan and the New Preferred Equity Documentation, as applicable. The issuance of the New Common Stock, including options, or other equity awards, if any, reserved for the Management Incentive Plan (if any), by Reorganized Vanguard shall be authorized without the need for any further corporate action or without any further action by the holders of Claims or Interests. Reorganized Vanguard shall be authorized to issue a certain number of shares, units, or equity interests (as the case may be based on how the New Preferred Stock and the New Common Stock is denominated) of the New Preferred Stock and the New Common Stock required to be issued under the Plan and pursuant to its New Organizational Documents. On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan.
All of the shares, units or equity interests (as the case may be based on how the New Preferred Stock and the New Common Stock is denominated) of the New Preferred Stock and the New Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.
2.    Exit Facilities.
The Reorganized Debtors shall enter into the Exit Facilities on the Effective Date, on terms set forth in the Exit Facility Documentation. The terms of the Exit Facilities shall be consistent with the Exit Facility Term Sheet and Exit Facility Documentation, as applicable.
Entry of the Confirmation Order shall be deemed approval of the Exit Facilities (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors or the Reorganized Debtors in connection therewith), to the extent not approved by the Court previously, and the Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to obtain the Exit Facilities, including the Exit Facility Documentation, without further notice to or order of the Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Reorganized Debtors may deem to be necessary to consummate the Exit Facilities.

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On the later of (i) the Effective Date and (ii) the satisfaction of the DIP Facility Claims in accordance with Article II.D of the Plan, all of the Liens and security interests to be granted in accordance with the Exit Facility Documentation (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the applicable collateral in accordance with the respective terms of the Exit Facility Documentation, (c) shall be deemed perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the respective Exit Facility Documentation, and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood, however, that perfection shall occur automatically by virtue of the entry of the Confirmation Order (subject solely to the occurrence of the Effective Date) and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

E.	Corporate Existence.
Except as otherwise provided in the Plan (including, for the avoidance of doubt, the Restructuring Transactions), the New Organizational Documents, or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and by-laws (or other formation documents) are amended under the Plan or otherwise, in each case to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

F.	Treatment of Royalty and Working Interests.
Notwithstanding any other provision in the Plan, on and after the Effective Date, all Royalty and Working Interests shall be preserved and remain in full force and effect in accordance with the terms of the granting instruments or other governing documents applicable to such Royalty and Working Interests, and no Royalty and Working Interests shall be compromised or discharged by the Plan; provided that the forgoing shall not apply to any granting instrument or other governing document giving rise to a Royalty and Working Interest that is an Executory Contract or Unexpired Lease that has been rejected in accordance with the Plan.  For the avoidance of doubt and notwithstanding anything to the contrary in the preceding sentence, any right to payment (including interest) arising from a Royalty and Working Interest (including as a consequence of the rejection of an Executory Contract or Unexpired Lease), if any, shall be treated as a Claim under the Plan and shall be treated in accordance therewith (including, for the avoidance of doubt, by discharge or cure, if applicable).

G.	Vesting of Assets in the Reorganized Debtors.
Except as otherwise provided in the Plan (including, for the avoidance of doubt, the Restructuring Transactions) or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Plan (including, for the avoidance of doubt, the Exit Facility Documentation) or the Plan Supplement, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

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H.	Cancellation of Existing Securities and Agreements.
On the later of (i) the Effective Date and (ii) the satisfaction of the DIP Facility Claims in accordance with Article II.D of the Plan, except to the extent otherwise provided in the Plan Support Agreement, the Plan, or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, the Debtors’ obligations under all notes, instruments, certificates, and other documents evidencing Claims or Interests, including credit agreements and indentures, shall be deemed satisfied in full, cancelled, discharged, and of no force or effect. Holders of, or parties to, such instruments, securities, and other documentation will have no rights against the Debtors arising from or relating to such instruments, securities, and other documentation, except the rights provided for pursuant to this Plan. Notwithstanding anything to the contrary herein or the Confirmation Order, but subject to any applicable provisions of Article VI, the DIP Loan Documents, the Credit Agreement Documentation, and the Senior Notes Documentation shall continue in effect solely to the extent necessary to: (1) permit holders of Claims under DIP Loan Documents, the Credit Agreement Documentation, and the Senior Notes Documentation to receive distributions under the Plan, as applicable; (2) permit the Debtors, the Reorganized Debtors, the DIP Agent, the Credit Agreement Agent, and the Senior Notes Trustee to make distributions on account of the Allowed Claims under the DIP Loan Documents, the Credit Agreement Documentation, and the Senior Notes Documentation and on account of the Secured Swap Claims, as applicable; (3) preserve any rights of the DIP Agent, the Credit Agreement Agent, the Senior Notes Trustee (or any respective predecessor or successor thereof), or the Swap Parties as against any money or property distributable to holders of DIP Facility Claims, Revolving Credit Facility Claims, Secured Swap Claims, Term Loan Claims, or Senior Notes Claims, respectively, including any priority in respect of payment of fees, expenses, or indemnification and the right to exercise any charging lien; (4) preserve all rights, remedies, indemnities, powers, and protections of the Senior Notes Trustee (including all rights to payment of fees and expenses) as against the Senior Noteholders and any exculpations in favor of the Senior Notes Trustee as an Exculpated Party pursuant to Article VIII.E of the Plan; (5) allow the DIP Agent, the Credit Agreement Agent, and, subject to the terms of the Senior Notes Documentation, the Senior Notes Trustee to enforce any rights and obligations owed to any of the foregoing under this Plan or the Confirmation Order; and (6) permit the DIP Agent, the Credit Agreement Agent, and, subject to the terms of the Senior Notes Documentation, the Senior Notes Trustee to appear and be heard in the Chapter 11 Cases. Except as provided in this Plan (including Article VI of this Plan), on the Effective Date, the DIP Agent, the Credit Agreement Agent, and the Senior Notes Trustee, and their respective agents, successors, and assigns shall be automatically and fully discharged of all of their duties and obligations associated with the DIP Credit Agreement, the Credit Agreement Documentation, and the Senior Notes Documentation, as applicable. The commitments and obligations (if any) of the DIP Secured Parties, the Credit Agreement Secured Parties, and/or the Senior Noteholders to extend any further or future credit or financial accommodations to any of the Debtors, any of their respective subsidiaries or any of their respective successors or assigns under the DIP Loan Documents, the Credit Agreement Documentation, and the Senior Notes Documentation, as applicable, shall fully terminate and be of no further force or effect on the Effective Date. To the extent that any provision in a DIP Loan Document, the DIP Order, or the Credit Agreement Documentation is of a type that survives repayment of the subject indebtedness, such provisions shall remain in effect notwithstanding satisfaction of the DIP Facility Claims, the Revolving Credit Facility Claims, the Term Loan Claims, or the Secured Swap Claims.
Any right, remedy, claim, interest, indemnity, protection, and/or exculpation preserved in this Article IV.H shall survive and remain in full force and effect and shall not be released, discharged or affected in any way by the terms of the Plan or the Confirmation Order, notwithstanding anything to the contrary contained herein or therein.
As a condition precedent to receiving any distribution on account of its Senior Notes Claim, each Senior Noteholder shall be deemed to have surrendered its Senior Notes and other documentation underlying its Senior Note Claim in accordance with the Senior Notes Indenture, and all Senior Notes and such other documentation shall be deemed to be cancelled as set forth in, and subject to the exceptions set forth in, this Article IV.H.

I.	Corporate Action.
On the Effective Date, or following the entry of the Confirmation Order and prior to the Effective Date, to the extent set forth in the Restructuring Transactions Memorandum, if applicable, all actions contemplated under the Plan shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the Employment Obligations; (2) selection of the directors and officers for the Reorganized Debtors; (3) the distribution

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of the New Preferred Stock and the New Common Stock; (4) implementation of the Restructuring Transactions; (5) entry into the Exit Facility Documentation; (6) adoption of the New Organizational Documents; (7) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (8) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date); and (9) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtor, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Preferred Stock, the New Common Stock, the New Organizational Documents, the Exit Facility Documentation (as applicable), and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.I shall be effective notwithstanding any requirements under non-bankruptcy law.

J.	New Organizational Documents.
On the Effective Date, or following the entry of the Confirmation Order and prior to the Effective Date, to the extent set forth in the Restructuring Transactions Memorandum, if applicable, the organizational documents of each of the Debtors shall be amended, amended and restated, or replaced as may be necessary to effectuate the transactions contemplated or permitted by the Plan. On the Effective Date, or following the entry of the Confirmation Order and prior to the Effective Date, to the extent set forth in the Restructuring Transactions Memorandum, if applicable, each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state or country of incorporation if and to the extent required in accordance with the corporate laws of the respective state or country of incorporation. The New Organizational Documents will prohibit the issuance of non-voting equity securities, to the extent required under section 1123(a)(6) of the Bankruptcy Code. For the avoidance of doubt, the New Organizational Documents shall be included as exhibits to the Plan Supplement. After the Effective Date, the Reorganized Debtors may amend and restate New Organizational Documents, and the Reorganized Debtors may file their respective certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the laws of the respective states, provinces, or countries of incorporation and the New Organizational Documents.

K.	Directors and Officers of the Reorganized Debtors.
As of the Effective Date, the term of the current members of the board of directors of the Debtors shall expire, and all of the directors for the initial term of the New Board shall be nominated by the Exit RBL/Term Loan A Facility Agent in consultation with the Entities designated to receive the New Preferred Equity Class A Stock on the Effective Date. The New Board shall initially consist of five (5) members. In subsequent terms, the directors shall be selected in accordance with the New Organizational Documents of the Reorganized Debtors. The members of the New Board will be identified in the Plan Supplement, to the extent known at the time of filing. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of the Reorganized Debtors.

L.	Effectuating Documents; Further Transactions.
On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

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M.	Certain Securities Law Matters.
1.    The offering, issuance, and distribution of the New Preferred Stock, and the New Common Stock, as contemplated by Article IV.D of this Plan, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of Securities in accordance with, and pursuant to, section 1145 of the Bankruptcy Code. Such New Preferred Stock and New Common Stock will be freely tradable in the United States by the recipients thereof, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 1145(b) of the Bankruptcy Code, and compliance with applicable securities laws and any rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments and subject to any restrictions in the New Organizational Documents.
2.    If the ownership of the New Preferred Stock or the New Common Stock is reflected through the facilities of DTC, neither the Debtors, the Reorganized Debtors, nor any other Person shall be required to provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the New Preferred Stock and the New Common Stock under applicable securities laws.
3.    DTC shall be required to accept and conclusively rely upon the Plan or Confirmation Order in lieu of a legal opinion regarding whether the New Preferred Stock and the New Common Stock are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.
4.    Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Preferred Stock and the New Common Stock are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

N.	Section 1146 Exemption.
Pursuant to section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for any or all of the Exit Facilities, as applicable; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

O.	Management Incentive Plan.
On the Effective Date, the Reorganized Debtors, in consultation with the Required Consenting Revolver Lenders and the Required Ad Hoc Term Loan Lender Group, may implement the Management Incentive Plan (if any), which shall be Filed with the Plan Supplement.

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P.	Employee Matters.
Except with respect to the Amended Management Employment Agreements, which shall be treated as set forth in Article IV.P.1. herein, on the Effective Date, the Debtors shall have assumed each of the written contracts, agreements, policies, programs and plans for compensation, bonuses, reimbursement, health care benefits, disability benefits, deferred compensation benefits, travel benefits, vacation and sick leave benefits, savings, severance benefits, retirement benefits, welfare benefits, relocation programs, life insurance and accidental death and dismemberment insurance, including written contracts, agreements, policies, programs and plans for bonuses and other incentives or compensation for the Debtors’ current and former employees, directors, officers, and managers, including executive compensation programs and existing compensation arrangements for the employees of the Debtors (but excluding any severance agreements with any of Debtors’ former employees) that are set forth in the Assumed Executory Contract and Unexpired Lease List. Except to the extent provided by Article VIII of the Plan, nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such employment agreements.
1.    Amendment of Employment Agreements.
On the Effective Date, the Reorganized Debtors shall assume the Amended Management Employment Agreements.
2.    Non-Executive Incentive Fund.
On the Effective Date, Reorganized Vanguard shall fund the Non-Executive Incentive Fund, the proceeds of which shall be allocated by the New Board in its discretion to non-management employees of Reorganized Vanguard.
3.    Retiree Matters.
Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

Q.	Preservation of Causes of Action.
1.    In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, the Reorganized Debtors, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, which, for the avoidance of doubt, shall become property of the Reorganized Debtors, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.
2.    The Reorganized Debtors may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

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3.    The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

R.	The GUC Distribution Trust.
1.    Establishment of the GUC Distribution Trust.
On the Effective Date, the Debtors will establish the GUC Distribution Trust in order to maximize the distribution available to holders of Allowed Class 6 Claims. The GUC Distribution Trust will have no objective other than as set forth in, and shall fulfill its purpose in accordance with, the GUC Distribution Trust Agreement.
On the Effective Date, the GUC Distribution Trust Assets shall irrevocably vest and be deemed to vest in the GUC Distribution Trust in accordance with section 1141 of the Bankruptcy Code or as otherwise set forth in the GUC Distribution Trust Agreement. The GUC Distribution Trust will hold the GUC Distribution Trust Assets for the benefit of the beneficiaries thereof, subject to the GUC Distribution Trust Agreement.
On the Effective Date, the Reorganized Debtors shall fund $600,000.00 to the GUC Distribution Trust to be placed in a segregated account and held in trust by the GUC Distribution Trustee (the “GUC Cash Recovery Reserve”).  Upon final determination of the Allowed Class 6 Claims, the GUC Distribution Trustee shall provide notice to the Reorganized Debtors of the total amount of Allowed Class 6 Claims.  The Trustee shall then make a distribution from the GUC Cash Recovery Reserve to Allowed Class 6 Claims of their respective GUC Cash Recovery.  If the amount necessary to make the 2% distribution is less than the $600,000.00 held as the GUC Cash Recovery Reserve, then the Trustee will refund the remaining balance of the $600,000.00 to the Reorganized Debtors. Conversely, and for the avoidance of doubt, if the total amount of the Allowed Class 6 Claims is in excess of $30,000,000.00, the recovery to each holder of an Allowed Class 6 Claim on account of the GUC Cash Recovery shall be reduced on a Pro Rata basis.
2.    Rights and Powers of the GUC Distribution Trustee.
The GUC Distribution Trustee shall be selected by the Committee (with the reasonable consent of the Debtors and the DIP Agent) and the GUC Distribution Trustee’s appointment shall be approved by the Confirmation Order.
The GUC Distribution Trustee’s activities shall be limited to (a) prosecuting objections to Claims asserted as Class 6 Claims; (b) exercising its rights under the GUC Distribution Trust Procedures; (c) distributing GUC Distribution Trust Assets to Holders of Allowed Class 6 Claims; and (d) such other limited activities as are necessary to the proper execution of the foregoing. The GUC Distribution Trustee’s rights shall include the right to (a) object to or otherwise contest Claims asserted as Class 6 Claims (including, for the avoidance of doubt, claims arising from the rejection of Executory Contracts and Unexpired Leases), whether asserted in a Proof of Claim or scheduled by a Debtor and (b) assert any and all rights of setoff, counterclaims, recoupment claims, and claims under contracts, insofar as such rights relate to the objection or contest of any Class 6 Claim (together, the “GUC Distribution Trust Claim Rights”).
The GUC Distribution Trustee shall have the authority to reasonably retain any professionals necessary to assist the GUC Distribution Trustee in carrying out its duties under the GUC Distribution Trust Agreement; provided that any such professionals shall be compensated solely from GUC Distribution Trust Assets and in no event shall the GUC Distribution Trustee or any of its professionals have or make any claim for reimbursement of fees or expenses against any Person other than the GUC Distribution Trustee or any property other than the GUC Distribution Trust

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Assets. Further, the GUC Distribution Trustee shall have the authority to pay its professionals out of the GUC Distribution Trust Assets.
The Debtors or the Reorganized Debtors, as appropriate, will cooperate with the Committee and its Professionals or the GUC Distribution Trustee and its Professionals, as applicable, solely in relation to the activities of the GUC Distribution Trustee expressly authorized hereunder, including by providing reasonable, good-faith access to personnel, systems, and books and records to the extent and at such times as providing such access will not interfere with the discharge of the primary obligations of the Debtors, the Reorganized Debtors, and their respective personnel.
To the extent that the Debtors or Reorganized Debtors determine that responding to any particular information request from the GUC Distribution Trustee requires the Debtors, the Reorganized Debtors, or their personnel to expend material time or resources outside the ordinary course of their operations or responsibilities, the Debtors, the Reorganized Debtors, or their personnel shall communicate the same to the GUC Distribution Trustee, together with a range of expected costs to satisfy such information request. Such parties shall work in good faith to address any disputes arising in connection with such cost analysis. The GUC Distribution Trust shall satisfy any agreed-upon cost expenditures; in the absence of such agreement, the GUC Distribution Trustee may withdraw its information request, the Debtors or the Reorganized Debtors, may determine to not satisfy such request, and all parties’ rights are reserved to raise any such disputes with the Bankruptcy Court.
3.    The GUC Distribution Trust Procedures.
Prosecution, if any, of all GUC Distribution Trust Causes of Action shall be conducted pursuant to the procedures outlined herein. The Debtors or Reorganized Debtors, as applicable, shall provide to the GUC Distribution Trustee, a confidential list of potential GUC Distribution Trust Causes of Action (which list may be shared with the GUC Distribution Trustee’s professionals on a confidential basis) (the “Confidential List”) no later than 180 days after the Effective Date.
At any time prior to the date that is twenty-one (21) days after receiving the Confidential List, the GUC Distribution Trustee may (but is not required to) submit one or more lists in writing of GUC Distribution Trust Causes of Action that the GUC Distribution Trustee recommends be pursued by the Reorganized Debtors (or at the direction of the Reorganized Debtors) (the “GUC Distribution Trustee Analysis”) and shall indicate which, if any, of the listed GUC Distribution Trust Causes of Action are directly related to Class 6 Claims that are subject to the GUC Distribution Trust Claim Rights (the “Objection-Related Chapter 5 Causes of Action”). If, within twenty-one (21) days of receiving the GUC Distribution Trustee Analysis, the Reorganized Debtors (or their designated professional or agent):

(a)
communicate to the GUC Distribution Trustee that the Reorganized Debtors will not pursue a GUC Distribution Trust Cause of Action identified in the Confidential List or the GUC Distribution Trustee Analysis, such identified GUC Distribution Trust Cause of Action shall not be pursued and no litigation shall be commenced with respect to such identified GUC Distribution Trust Cause of Action; provided that, if such identified GUC Distribution Trust Cause of Action is an Objection-Related Chapter 5 Cause of Action, the GUC Distribution Trustee shall be authorized to commence solely that litigation as may be necessary (if any) in order to exercise its GUC Distribution Trust Claim Rights with respect to the Objection-Related Chapter 5 Causes of Action; provided further that, for the avoidance of doubt, the GUC Distribution Trustee shall not pursue any affirmative recovery in connection with such Objection-Related Chapter 5 Cause of Action;

(b)
do not communicate, either in the affirmative or the negative, their agreement to pursue a GUC Distribution Trust Cause of Action identified in the Confidential List or the GUC Distribution Trustee Analysis, the GUC Distribution Trustee shall request confirmation that the Reorganized Debtors take no position on such action, and upon such confirmation or if the Reorganized Debtors make no response to the requested confirmation within five (5) Business Days of its transmission, the GUC Distribution Trustee shall be authorized to pursue solely such identified GUC Distribution Trust Causes of Action; or

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(c)
communicate to the GUC Distribution Trustee that the Reorganized Debtors agree to the pursuit of a Post-Confirmation Trust Cause of Action identified in the Confidential List or the GUC Distribution Trustee Analysis, the GUC Distribution Trustee shall be authorized to pursue such identified GUC Distribution Cause of Action at the direction of the Reorganized Debtors (including with respect to any direction provided regarding settlement of any such identified GUC Distribution Trust Cause of Action). For the avoidance of doubt, the GUC Distribution Trustee shall select its own counsel, subject to the consent of the Reorganized Debtors (which consent shall not be unreasonably withheld).

For the avoidance of doubt, 50 percent of the proceeds of the litigation or settlement of the GUC Distribution Trust Causes of Action, whether pursued by the GUC Distribution Trustee or the Reorganized Debtors, shall be GUC Distribution Trust Assets.
Notwithstanding anything in the Plan or the GUC Distribution Trust Agreement to the contrary, prior to the division of the proceeds of the litigation or settlement of a GUC Distribution Trust Cause of Action prosecuted under either Article IV.R.3 (b) or (c), the attorneys responsible for prosecuting the respective GUC Distribution Trust Cause of Action shall be paid from the gross proceeds pursuant to the fee arrangement previously agreed to by the Reorganized Debtors and the GUC Distribution Trustee for the prosecution of such GUC Distribution Trust Causes of Action.

S.	Tax Treatment of the GUC Distribution Trust
1.    Liquidating Trust Treatment
The GUC Distribution Trust may be classified as a “liquidating trust” under section 301.7701-4(d) of the Treasury Regulations and qualify as a “grantor trust” under section 671 of the Tax Code. In such case, any beneficiaries of such GUC Distribution Trust would be treated as grantors and deemed owners thereof and, for all United States federal income tax purposes, any beneficiaries would be treated as if they had received a distribution from the Debtors of an undivided interest in the assets of the GUC Distribution Trust and then contributed such undivided interest to the vehicle. If this treatment applies, the person or persons responsible for administering the GUC Distribution Trust shall, in an expeditious but orderly manner, make timely distributions to beneficiaries of the GUC Distribution Trust pursuant to the Plan and not unduly prolong its duration.

No entity-level tax should be imposed on the GUC Distribution Trust with respect to earnings generated by the assets held by the GUC Distribution Trust. Each beneficiary must report on its federal income tax return its allocable share of income, gain, loss, deduction and credit, if any, recognized or incurred by the GUC Distribution Trust, even if no distributions are made. Allocations of taxable income with respect to the GUC Distribution Trust shall be determined by reference to the manner in which an amount of cash equal to such taxable income would be distributed (without regard to any restriction on distributions described herein) if, immediately before such deemed distribution, the GUC Distribution Trust had distributed all of their other assets (valued for this purpose at their tax book value) to the beneficiaries, taking into account all prior and concurrent distributions from the GUC Distribution Trust. Similarly, taxable losses of the GUC Distribution Trust will be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining assets. The tax book value of the assets for this purpose shall equal their respective fair market values on the Effective Date or, if later, the date such assets were acquired, adjusted in either case in accordance with the tax accounting principles prescribed by the applicable provisions of the Tax Code, Treasury Regulations and other applicable administrative and judicial authorities and pronouncements.

The character of items of income, gain, loss, deduction and credit to any Holder of a beneficial interest in the GUC Distribution Trust, and the ability of such Holder to benefit from any deductions or losses, may depend on the particular circumstances or status of the Holder. Taxable income or loss allocated to a beneficiary should be treated as income or loss with respect to the interest of such beneficiary in the GUC Distribution Trust and not as income or loss with respect to such beneficiary’s applicable Claim or Interest. In the event any tax is imposed on the GUC Distribution Trust, the person or persons responsible for administering the GUC Distribution Trust shall be responsible for payment, solely out of the assets of the GUC Distribution Trust of any taxes imposed on the GUC Distribution Trust.

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2.    Disputed Ownership Fund Treatment
With respect to any of the assets of the GUC Distribution Trust that are subject to potential disputed claims of ownership or uncertain distributions, the GUC Distribution Trust may be subject to disputed ownership fund treatment under Section 1.468B-9 of the Treasury Regulations. Under such treatment, a separate federal income tax return shall be filed with the IRS for any such account. Any taxes (including with respect to earned interest, if any) imposed on the GUC Distribution Trust as a result of this treatment shall be paid out of the assets of the GUC Distribution Trust (and reductions shall be made to amounts disbursed from the account to account for the need to pay such taxes). To the extent property is not distributed to U.S. Holders of applicable Claims on the Effective Date but, instead, is transferred to any such account, although not free from doubt, U.S. Holders should not recognize any gain or loss on the date that the property is so transferred. Instead, gain or loss should be recognized when and to the extent property is actually distributed to such U.S. Holders.
Article V.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.
The Debtors shall file the Assumed Executory Contract and Unexpired Lease List and the Rejected Executory Contract and Unexpired Lease List as part of the Plan Supplement. On the Effective Date, except as otherwise provided herein, all Executory Contracts or Unexpired Leases not otherwise assumed or rejected will be deemed rejected by the applicable Reorganized Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those that: (1) are identified on the Assumed Executory Contract and Unexpired Lease List; (2) previously expired or terminated pursuant to their own terms; (3) have been previously assumed or rejected by the Debtors pursuant to a Bankruptcy Court order; (4)  are the subject of a motion to assume Executory Contracts or Unexpired Leases that is pending on the Confirmation Date; or (5) is a contract, instrument, release, or other agreement or document entered into in connection with the Plan or the Restructuring Transactions. For the avoidance of doubt, if an Executory Contract and Unexpired Lease is inadvertently included on both the Assumed Executory Contract and Unexpired Lease List and the Rejected Executory Contract and Unexpired Lease List, such Executory Contract or Unexpired Lease shall be rejected by the applicable Reorganized Debtor pursuant to the Plan.
Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions, assumptions and assignments, or rejections of such Executory Contracts or Unexpired Leases as set forth in the Plan, the Assumed Executory Contract and Unexpired Lease List, or the Rejected Executory Contract and Unexpired Lease List, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by a Final Order of the Bankruptcy Court on or after the Effective Date but may be withdrawn, settled, or otherwise prosecuted by the Reorganized Debtors. Each Executory Contract and Unexpired Lease assumed pursuant to this Article V.A or by any order of the Bankruptcy Court, which has not been assigned to a third party prior to the Confirmation Date, shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law.
To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Assumed Executory Contract and Unexpired Lease List and the Rejected Executory Contract and Unexpired Lease List, subject to, in each case, the consent of the Required Consenting Revolver Lenders, the Required Consenting Term Loan Lenders, and the DIP Agent (such consent not to be unreasonably withheld or delayed) and in consultation with the Noteholder Group, at any time up to sixty (60) days after the Effective Date.

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B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.
Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within thirty (30) days after entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III.B.6 hereof.

C.	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed.
No later than seven (7) calendar days before the Confirmation Hearing, the Debtors shall provide Cure Notices to counterparties to Executory Contracts and Unexpired Leases, which shall include a description of the procedures for objecting to assumption thereof based on the proposed Cure amounts or the Reorganized Debtors’ ability to provide “adequate assurance of future performance thereunder” (within the meaning of section 365 of the Bankruptcy Code). Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related Cure amount must be Filed, served, and actually received by the counsel to the Debtor no later than the date and time specified in the notice. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or Cure amount will be deemed to have assented to such assumption or Cure amount.
On the Effective Date, the Debtors or the Reorganized Debtors shall fund an escrow, in consultation with the DIP Agent, the Consenting Revolver Lenders, and the Ad Hoc Term Loan Lender Group, with the Cure amounts listed on the Cure Notices (or such amount otherwise agreed to by the Debtors or the Reorganized Debtors and the applicable counterparty to an Executory Contract or Unexpired Lease) for each Executory Contract and Unexpired Lease included on the Assumed Executory Contract and Unexpired Lease List. Subject to the subsequent paragraph, the Debtors or the Reorganized Debtors, as applicable, shall pay Cures, if any, within ninety (90) days of the Effective Date or as soon as reasonably practicable thereafter, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be Filed with the Bankruptcy Court on or before the later of (i) thirty (30) days after the Effective Date or (ii) thirty (30) days after the applicable Executory Contract or Unexpired Lease is added to the Assumed Executory Contract and Unexpired Lease List. Any such request that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure; provided that nothing herein shall prevent the Reorganized Debtors from paying any Cure despite the failure of the relevant counterparty to file such request for payment of such Cure. The Reorganized Debtors also may settle any Cure without any further notice to or action, order, or approval of the Bankruptcy Court.
If there is any dispute regarding any Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.

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Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

D.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases.
Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases. In particular, notwithstanding any non-bankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the Debtors contracting from non-Debtor counterparties to rejected Executory Contracts or Unexpired Leases.

E.	Indemnification Provisions.
All Indemnification Provisions, consistent with applicable law, currently in place (whether in the by‑laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall be reinstated and remain intact, irrevocable, and shall survive the Effective Date on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors than the Indemnification Provisions in place prior to the Effective Date.
The Debtors shall maintain tail coverage under any directors’ and officers’ insurance policies for the six-year period following the Effective Date on terms no less favorable than under, and with an aggregate limit of liability no less than the aggregate limit of liability under, the directors’ and officers’ existing insurance policies. In addition to such tail coverage, the directors’ and officers’ insurance policies shall remain in place in the ordinary course during the Chapter 11 Cases.
The Debtors shall not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including the “tail policy”) in effect prior to the Effective Date, and any directors and officers of the Debtors who served in such capacity at any time before or after the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors and/or officers remain in such positions after the Effective Date. Notwithstanding anything herein to the contrary, the Debtors shall retain the ability to supplement such directors’ and officers’ insurance policies as the Debtors deem necessary, including purchasing any tail coverage.

F.	Insurance Policies.
Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims.

G.	Modifications, Amendments, Supplements, Restatements, or Other Agreements.
Unless otherwise provided in the Plan, each assumed and assigned Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if

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any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

H.	Reservation of Rights.
Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Debtor or Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or the Reorganized Debtors, as applicable, shall have forty-five (45) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

I.	Nonoccurrence of Effective Date.
In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

J.	Contracts and Leases Entered Into After the Petition Date.
Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or the Reorganized Debtors liable thereunder in the ordinary course of their business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.
Article VI.
PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions on Account of Claims and Interests Allowed as of the Effective Date.
Except as otherwise provided herein, a Final Order, or as otherwise agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the holder of the applicable Claim or Interest, on the first Distribution Date, the Disbursing Agent shall make initial distributions under the Plan on account of Claims and Interests Allowed on or before the Effective Date, subject to the Reorganized Debtors’ right to object to Claims and Interests; provided that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in accordance with Article II.A, (2) Allowed Priority Tax Claims shall be paid in accordance with Article II.C of the Plan, and (3) Allowed Class 6 Claims shall be paid in accordance with Article III.B.6 of the Plan. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the holder of such Claim or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business, notwithstanding anything to the contrary in Article II.C. A Distribution Date shall occur no less frequently than once in every thirty (30) day period after the Effective Date, as necessary, in the Reorganized Debtors’ sole discretion. Notwithstanding anything to the contrary herein, all distributions to the Senior Noteholders shall be subject to the right of the Senior Notes Trustee to assert its charging lien, and all distributions of Senior Notes Claim Cash shall be made to the Senior Notes Trustee on the Effective Date.

B.	Disbursing Agent.
Other than with respect to distribution of the GUC Distribution Trust Assets, all distributions under the Plan shall be made by the Disbursing Agent on the Effective Date or as soon as practicable thereafter. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

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C.	Rights and Powers of Disbursing Agent.
1.    Powers of the Disbursing Agent.
The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.
2.    Expenses Incurred On or After the Effective Date.
Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

D.	Delivery of Distributions of GUC Distribution Trust Assets.
All distributions of GUC Distribution Trust Assets to holders of Allowed Class 6 Claims entitled to recovery from the GUC Distribution Trust shall be made by the GUC Distribution Trustee and governed by the GUC Distribution Trust Agreement.

E.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.
1.    Record Date for Distribution.
On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record holders listed on the Claims Register as of the close of business on the Distribution Record Date. For the avoidance of doubt, the Distribution Record Date shall not apply to the Debtors’ publicly held securities, the holders of which shall receive a distribution in accordance with provisions of the Plan and, as applicable, the customary procedures of DTC on or as soon as practicable after the Effective Date.”
2.    Delivery of Distributions in General.
Except as otherwise provided herein, the Disbursing Agent shall make distributions to holders of Allowed Claims and Allowed Interests (as applicable) as of the Distribution Record Date at the address for each such holder as indicated on the Debtors’ records as of the date of any such distribution; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors; provided, further, that the address for each holder of an Allowed Claim shall be deemed to be the address set forth in any Proof of Claim Filed by that holder.
3.    Minimum Distributions.
No fractional shares of New Preferred Stock or New Common Stock shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest (as applicable) would otherwise result in the issuance of a number of shares of New Preferred Stock or New Common Stock that is not a whole number, the actual distribution of shares of New Preferred Stock or New Common Stock shall be rounded as follows: (a) fractions of one‑half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefore. The total number of authorized shares of New Preferred Stock or New Common Stock to be distributed to holders of Allowed Claims and Allowed Interests (as applicable) shall be adjusted as necessary to account for the foregoing rounding. For distribution purposes (including rounding), DTC will be treated as a single holder.

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4.    Undeliverable Distributions and Unclaimed Property.
In the event that any distribution to any holder of Allowed Claims or Allowed Interests (as applicable) is returned as undeliverable, no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then-current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six (6) months from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any holder of Claims and Interests to such property or Interest in property shall be discharged and forever barred.

F.	Manner of Payment.
At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

G.	Compliance with Tax Requirements.
In connection with the Plan, to the extent applicable, the Debtors, the Reorganized Debtors, the Disbursing Agent, and any applicable withholding agents shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Debtors, the Reorganized Debtors, the Disbursing Agent, and any applicable withholding agent shall be authorized to take all actions necessary to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors and Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

H.	Allocations.
Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

I.	No Postpetition Interest on Claims.
Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy and non-bankruptcy law, so long as Class 6 votes to accept the Plan, postpetition interest shall not accrue or be paid on any prepetition Claims against the Debtors, and no holder of a prepetition Claim against the Debtors shall be entitled to interest accruing on or after the Petition Date on any such prepetition Claim.

J.	Foreign Currency Exchange Rate.
Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

K.	Setoffs and Recoupment.

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Except as expressly provided in this Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any distributions to be made on account of any Allowed Claim, any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and holder of Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable holder. In no event shall any holder of Claims against, or Interests in, the Debtors be entitled to recoup any such Claim or Interest against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XII.G of the Plan on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.

L.	Claims Paid or Payable by Third Parties.
1.    Claims Paid by Third Parties.
The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such holder to timely repay or return such distribution shall result in the holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day grace period specified above until the amount is repaid.
2.    Claims Payable by Third Parties.
No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.
3.    Applicability of Insurance Policies.
Except as otherwise provided in the Plan, distributions to holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.
Article VII.
PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Allowance of Claims.

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After the Effective Date, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date (unless such Claim is deemed Allowed pursuant to this Plan or the Confirmation Order). The Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law.

B.	Claims Administration Responsibilities.
Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (1) to file, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.Q of the Plan.
Any objections to Claims and Interests other than General Unsecured Claims shall be served and filed on or before the 180th day after the Effective Date or by such later date as ordered by the Bankruptcy Court. All Claims and Interests other than General Unsecured Claims not objected to by the end of such 180-day period shall be deemed Allowed unless such period is extended upon approval of the Bankruptcy Court.
Notwithstanding the foregoing, the Debtors and Reorganized Debtors shall be entitled to dispute and/or otherwise object to any General Unsecured Claim in accordance with applicable nonbankruptcy law. If the Debtors or Reorganized Debtors dispute any General Unsecured Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced. In any action or proceeding to determine the existence, validity, or amount of any General Unsecured Claim, any and all claims or defenses that could have been asserted by the applicable Debtor(s) or the Entity holding such General Unsecured Claim are preserved as if the Chapter 11 Cases had not been commenced.

C.	Estimation of Claims.
Before, on, or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Claim pursuant to applicable law, including pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction under 28 U.S.C. §§ 157 and 1334 to estimate any such Claim, including during the litigation of any objection to any Claim or during the pendency of any appeal relating to such objection. Notwithstanding any provision to the contrary in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any Claim, such estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions and discharge) and may be used as evidence in any supplemental proceedings, and the Debtors or Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such holder has Filed a motion requesting the right to seek such reconsideration on or before seven (7) days after the date on which such Claim is estimated. Each of the foregoing Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court. Notwithstanding the forgoing, (i) the Debtors shall not seek to estimate, under section 502(c) of the Bankruptcy Code or otherwise, any unliquidated Priority Tax Claim, solely to the extent that the liquidation of such Priority Tax Claim will occur after the Effective Date of the Plan and (ii) the holder of any such unliquidated Priority Tax Claim shall file an amended proof of claim after such Priority Tax Claim is liquidated; provided that if any holder of an unliquidated Priority Tax Claim

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does not file an amended claim as set forth herein, the Debtors may then seek to estimate such claim under section 502 of the Bankruptcy Code.

D.	Adjustment to Claims or Interests without Objection.
Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

E.	Time to File Objections to Claims.
Any objections to Claims shall be Filed on or before the later of (a) one-hundred-eighty (180) days after the Effective Date and (b) such other period of limitation as may be specifically fixed by the Debtors or the Reorganized Debtors, as applicable, or by a Final Order of the Bankruptcy Court for objecting to such claims.

F.	Disallowance of Claims or Interests.
Any Claims held by Entities from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors. All Proofs of Claim Filed on account of an Indemnification Provision shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such Indemnification Provision is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court.
Except as otherwise provided herein or as agreed to by the Reorganized Debtors, any and all Proofs of Claim Filed after the Bar Date shall be deemed Disallowed and expunged as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court, and holders of such Claims may not receive any distributions on account of such Claims, unless such late Proof of Claim has been deemed timely Filed by a Final Order.

G.	No Distributions Pending Allowance.
Notwithstanding any other provision of the Plan, if any portion of a Claim or Interest is a Disputed Claim or Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest; provided that if only the Allowed amount of a Claim or Interest is Disputed, such Claim or Interest shall be deemed Allowed in the amount not Disputed and payment or distribution shall be made on account of such undisputed amount.

H.	Distributions After Allowance.
To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the holder of such Allowed Claim or Interest in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Interest becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim or Interest the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest.

I.	No Interest.

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Unless otherwise specifically provided for herein or by order of the Bankruptcy Court, so long as Class 6 votes to accept the Plan, postpetition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim; provided that interest on any Disputed Priority Tax Claim that (i) becomes an Allowed Priority Tax Claim and (ii) is treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code shall accrue and be paid in accordance with section 1129 (a)(9)(C) of the Bankruptcy Code.
Article VIII.
SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests.
Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or noncontingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date.

B.	Release of Liens.
Except as otherwise provided in the Exit Facility Documentation, the Plan, or any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors (with the consent of the Required Consenting Revolver Lenders and the DIP Agent) elect to reinstate in accordance with this Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors or Reorganized Debtors. Any holder of such Secured Claim (and the applicable agents for such holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such holder (and the applicable agents for such holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such mortgage, deed of trust, Lien, pledge, or other security interest, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such mortgages, deeds of trust, Liens, pledges, or other security interests.

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C.	Releases by the Debtors.
Pursuant to section 1123(b) and any other applicable provisions of the Bankruptcy Code, for good and valuable consideration provided by each of the Released Parties, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party and its respective assets and property are, and are deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their Related Parties, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Causes of Action, including any derivative claims asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any claim or Cause of Action against, or interest in, a Debtor or other Entity (or that any holder of any claim, interest, or Cause of Action could have asserted on behalf of the Debtors), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ capital structure, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in‑ or out‑of‑court restructuring efforts, intercompany transactions between or among a Debtor and another Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, execution, amendment, or filing of the Plan Support Agreement, the Exit RBL/Term Loan A Facility, the Exit RBL/Term Loan A Facility Documentation, the Exit Term Loan B Facility, the Exit Term Loan B Facility Documentation, the New Preferred Equity Documentation, the DIP Facility, the DIP Credit Agreement, the DIP Loan Documents, the Credit Agreement, the Credit Agreement Documentation, the Revolving Credit Facility, the Term Loan, the Senior Notes Indenture, the Senior Notes, the Disclosure Statement, the Plan (including, for the avoidance of doubt, the Plan Supplement), or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the Chapter 11 Cases (including the filing thereof), the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan (including the New Preferred Stock and the New Common Stock), or the distribution of property under the Plan or any other related agreement, the business or contractual arrangements between any Debtor and any Released Party, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post‑Effective Date obligations of any party or Entity under the Plan, the Plan Support Agreement, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the Exit RBL/Term Loan A Facility Documentation and the Exit Term Loan B Facility Documentation.
Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases described in this Article VIII.C by the Debtors, the Reorganized Debtors, and their Estates, which includes by reference each of the related provisions and definitions contained in this Plan, and further, shall constitute its finding that each release described in this Article VIII.C is: (1) in exchange for the good and valuable consideration provided by the Released Parties, a good faith settlement and compromise of such Causes of Action; (2) in the best interest of the Debtors, the Reorganized Debtors, and their Estates and all holders of Interests and Causes of Action; (3) fair, equitable, and reasonable; (4) given and made after due notice and opportunity for hearing; and (5) subject to the terms and provisions herein, a bar to the Debtors, the Reorganized Debtors, and their Estates asserting any Cause of Action, or liability related thereto, of any kind whatsoever, against any of the Released Parties or their assets and property.

D.	Releases by Holders of Claims and Interests.
Pursuant to section 1123(b) and any other applicable provisions of the Bankruptcy Code, and except as otherwise expressly set forth in this Plan or the Confirmation Order, on and after the Effective Date, in exchange for good and valuable consideration provided by each of the Released Parties, the adequacy of which

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is hereby confirmed, each Released Party and its respective assets and property are, and are deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each Debtor, Reorganized Debtor, the Debtors’ Estates and each Releasing Party, in each case on behalf of themselves and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in‑ or out‑of‑court restructuring efforts, intercompany transactions between or among a Debtor and another Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, execution, amendment, or filing of the Plan Support Agreement, the Exit RBL/Term Loan A Facility, the Exit RBL/Term Loan A Facility Documentation, the Exit Term Loan B Facility, the Exit Term Loan B Facility Documentation, the New Preferred Equity Documentation, the DIP Facility, the DIP Credit Agreement, the DIP Loan Documents, the Credit Agreement, the Credit Agreement Documentation, the Revolving Credit Facility, the Term Loan, the Senior Notes Indenture, the Senior Notes, the Disclosure Statement, the Plan (including, for the avoidance of doubt, the Plan Supplement), or any Restructuring Transaction, contract, instrument, release, or other agreement or document relating to any of the foregoing, created or entered into before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the Chapter 11 Cases (including the filing thereof), the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan (including the New Preferred Stock and the New Common Stock), or the distribution of property under the Plan or any other related agreement, the business or contractual arrangements between any Debtor and any Released Party, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post‑Effective Date obligations of any party or Entity under the Plan, the Plan Support Agreement, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the Exit RBL/Term Loan A Facility Documentation and the Exit Term Loan B Facility Documentation or any Claim or obligation arising under the Plan or (b) any Person from any claim or Causes of Action related to an act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence by such Person. For the avoidance of doubt, nothing in this Plan shall be deemed to be, or construed as, a release, waiver, or discharge of any of the Indemnification Provisions.

E.	Exculpation.
Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, amendment, or filing or termination of the Plan Support Agreement and related transactions, the Disclosure Statement, the Plan (including, for the avoidance of doubt, the Plan Supplement), the Exit RBL/Term Loan A Facility, the Exit RBL/Term Loan A Facility Documentation, the Exit Term Loan B Facility, the Exit Term Loan B Facility Documentation, the New Preferred Equity Documentation, the DIP Facility, the DIP Credit Agreement, the DIP Loan Documents, the Credit Agreement, the Credit Agreement Documentation, the Revolving Credit Facility, the Term Loan, the Senior Notes Indenture, the Senior Notes, or any Restructuring Transaction, contract, instrument, release or other agreement or document relating to the foregoing created or entered into before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the Chapter 11 Cases (including the filing thereof), the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan (including the New Preferred Stock and the New Common Stock), or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a Final Order to have constituted bad faith, gross negligence, actual fraud, or willful misconduct, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and

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responsibilities pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the exculpation set forth above shall not operate to waive or release the rights of any Entity to enforce this Plan, the Plan Support Agreement, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the Exit RBL/Term Loan A Facility Documentation and the Exit Term Loan B Facility Documentation or any claim or obligation arising under the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

F.	Injunction.
Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold claims, Causes of Action, or interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims, Causes of Action, or interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims, Causes of Action, or interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims, Causes of Action, or interests; (4) asserting any right of setoff, subrogation, recoupment, or other similar legal or equitable right of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims, Causes of Action, or interests unless such holder has Filed a motion requesting the right to perform such legal or equitable right on or before the Effective Date, and notwithstanding an indication of a claim, Cause of Action, or interest or otherwise that such holder asserts, has, or intends to preserve any such right pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims, Causes of Action, or interests released or settled pursuant to the Plan.
Upon entry of the Confirmation Order, all holders of Claims and Interests and their Related Parties shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Each holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in this Article VIII.F of the Plan.

G.	Protections Against Discriminatory Treatment.
Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

H.	Document Retention.
On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

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I.	Reimbursement or Contribution.
If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non‑contingent or (2) the relevant holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

J.	SEC Rights Reserved.
Nothing in the Plan or the Confirmation Order (1) releases any Entity (other than the Debtors and Reorganized Debtors, who shall be released as set forth in the Plan) from any Claim or cause of action of the SEC; or (2) enjoins, limits, impairs, or delays the SEC from commencing or continuing any Claims, causes of action, proceedings, or investigations against any Entity (other than the Debtors and Reorganized Debtors) in any forum.
Article IX.
CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Effective Date.
It shall be a condition to the occurrence of the Effective Date that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B hereof:
1.    the Plan Support Agreement shall not have been terminated as to all the Consenting Stakeholders and remains in full force and effect as to the Consenting Stakeholders that remain party thereto;
2.    the Plan, the Confirmation Order, the Disclosure Statement, and the Disclosure Statement Order must be, in form and substance, reasonably acceptable to the Required Consenting Revolver Lenders, the Exit Facility Agent, and the Required Ad Hoc Term Loan Lender Group and any provision in the Plan, the Confirmation Order, the Disclosure Statement, and the Disclosure Statement Order directly affecting the Consenting Senior Noteholders or the Noteholder Group or implementing the Settlement (as defined in the Plan Support Agreement) must be, in form and substance, reasonably acceptable to the Required Consenting Senior Noteholders;
3.    the Plan, the Confirmation Order, the Disclosure Statement, and the Disclosure Statement Order must be, in form and substance, acceptable to the DIP Secured Parties;
4.    all documents necessary to consummate this Plan shall have been executed and delivered, and any conditions (other than the occurrence of the Effective Date or certification by the Debtors that the Effective Date has occurred) contained therein shall have been satisfied or waived in accordance therewith;
5.    the Disclosure Statement Order and the Confirmation Order shall have been entered, consistent in all material respects with the Plan Support Agreement, and such orders (a) shall not have been vacated or stayed, (b) shall not have been modified or amended in a manner inconsistent with the Plan Support Agreement, and (c) shall have become Final Orders;
6.    the Bankruptcy Court shall have entered the DIP Orders and the DIP Orders shall not have been vacated, stayed, revised, modified, or amended in any manner without the prior written consent of the DIP Agent and, to the extent set forth in the DIP Orders, the Credit Agreement Agent, and there shall be no default or event of default existing under the DIP Credit Agreement or the DIP Orders;
7.    the Amended Management Employment Agreements shall be assumed;

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8.    the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;
9.    the Professional Fee Escrow Account shall have been established and funded with the Professional Fee Amount;
10.    the Exit Facilities, in form and substance materially consistent with the Plan Support Agreement and Exit Facility Term Sheet, shall have been consummated (with all conditions precedent thereto having been satisfied or waived);
11.    the New Preferred Stock and the New Common Stock, in form and substance materially consistent with the Plan Support Agreement, New Preferred Equity Documentation, and New Preferred Equity Term Sheet, shall have been issued and the Senior Notes Claim Cash shall have been paid;
12.    all accrued and unpaid reasonable and documented fees and expenses of the Consenting Stakeholders (including any advisors thereto) in connection with the Restructuring Transactions shall have been paid in accordance with the terms and conditions set forth in the Plan Support Agreement, the DIP Orders, the DIP Credit Agreement, and the Credit Agreement, as applicable;
13.    the final version of the schedules, documents, and exhibits contained in the Plan Supplement, and all other schedules, documents, supplements and exhibits to the Plan, shall be consistent with the Plan Support Agreement in all material respects and otherwise approved by the parties to the Plan Support Agreement consistent with their respective consent and approval rights as set forth therein;
14.    the Debtors shall have conducted a good faith analysis of, and produced a written report in form and substance reasonably acceptable to the Required Consenting Revolver Lenders and the DIP Agent regarding, the Executory Contracts or Unexpired Leases, including the Cure costs associated therewith, and such written report shall have been delivered to the Required Consenting Revolver Lenders and the DIP Agent;
15.    any and all requisite governmental, regulatory, and third‑party approvals and consents shall have been obtained; and
16.    the Debtors shall have implemented the Restructuring Transactions and all transactions contemplated herein in a manner consistent in all respects with the Plan Support Agreement, the Plan, and the Plan Supplement.

B.	Waiver of Conditions.
The conditions to Confirmation and Consummation set forth in this Article IX may be waived by the Debtors, with the written consent of the Required Consenting Revolver Lenders and the DIP Agent, without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan; provided that, notwithstanding the foregoing or anything else contained in this Plan to the contrary and so long as the Plan Support Agreement has not been terminated as to the Ad Hoc Term Loan Lender Group or as to the Consenting Senior Noteholders, the Debtors shall not waive the conditions to Confirmation and Consummation set forth in Article IX.A. 1, 2, 4, 5, 11, 12, 13, or 16 without the written consent of the Required Ad Hoc Term Loan Lender Group or the Required Consenting Senior Noteholders, respectively.

C.	Effect of Failure of Conditions.
If Consummation does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by the Debtors, Claims, or Interests; (2) prejudice in any manner the rights of the Debtors, any holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any holders of Claims or Interests, or any other Entity.

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Article X.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments.
Except as otherwise specifically provided in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to those restrictions on modifications set forth in the Plan and the requirements of section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or to alter, amend, or modify the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan; provided that any modification or amendment that affects in any way (i) the Credit Agreement Secured Parties, the Credit Agreement Documentation, or the treatment of the Revolving Credit Facility Claims, the Secured Swap Claims, or the Term Loan Claims shall require the consent of the Credit Agreement Agent, (ii) the DIP Secured Parties, the DIP Loan Documents, or the treatment of the DIP Facility Claims shall require the consent of the DIP Agent, (iii) the Senior Noteholders or the Senior Notes Documentation shall require the consent of the Senior Notes Trustee, or (iv) the Exit RBL/Term Loan A Facility Secured Parties, the Exit Term Loan B Facility Secured Parties, or the Exit Facility Documentation shall require the consent of the applicable Exit Facility Agent; provided, further, that so long as the Plan Support Agreement has not been terminated as to the Ad Hoc Term Loan Lender Group any modification or amendment that directly affects the Ad Hoc Term Loan Lender Group, including any modification or amendment to Article III.B.4 (including the treatment described therein or any defined terms used therein or applicable thereto) or Article IX of the Plan (solely with respect to those conditions precedent that require the written consent of the Required Ad Hoc Term Loan Lender Group to waive), shall require the consent of the Required Ad Hoc Term Loan Lender Group; provided, further, that so long as the Plan Support Agreement has not been terminated as to the Consenting Senior Noteholders, any modification or amendment to Article IX of the Plan (solely with respect to those conditions precedent that require the written consent of the Required Consenting Senior Noteholders to waive) shall require the consent of the Required Consenting Senior Noteholders.

B.	Effect of Confirmation on Modifications.
Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan.
Subject to the terms of the Plan Support Agreement, the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.
Article XI.
RETENTION OF JURISDICTION
Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or relating

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to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:
1.    allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;
2.    decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;
3.    resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure amounts pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;
4.    ensure that distributions to holders of Allowed Claims and Allowed Interests (as applicable) are accomplished pursuant to the provisions of the Plan;
5.    adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;
6.    adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;
7.    enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;
8.    enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;
9.    resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;
10.    issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation or enforcement of the Plan;
11.    resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in Article VIII hereof and enter such orders as may be necessary to implement such releases, injunctions, and other provisions;
12.    resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.L hereof;
13.    enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

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14.    determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;
15.    enter an order concluding or closing the Chapter 11 Cases;
16.    adjudicate any and all disputes arising from or relating to distributions under the Plan;
17.    consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;
18.    determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;
19.    hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;
20.    hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;
21.    hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions and releases granted in the Plan, including under Article VIII hereof;
22.    enforce all orders entered by the Bankruptcy Court in the Chapter 11 Cases; and
23.    hear any other matter not inconsistent with the Bankruptcy Code.
As of the Effective Date, notwithstanding anything in this Article XI to the contrary, the New Organizational Documents and the Exit Facilities and any documents related thereto shall be governed by the jurisdictional provisions therein and the Bankruptcy Court shall not retain jurisdiction with respect thereto.
Article XII.
MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect.
Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.	Additional Documents.
On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Plan. The Debtors or the Reorganized Debtors, as applicable, and all holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Payment of Statutory Fees.

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All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid by each of the Reorganized Debtors (or the Disbursing Agent on behalf of each of the Reorganized Debtors) for each quarter (including any fraction thereof) until the earlier of entry of a final decree closing such Chapter 11 Cases or an order of dismissal or conversion, whichever comes first.

D.	Statutory Committee and Cessation of Fee and Expense Payment.
On the Effective Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committees after the Effective Date.

E.	Reservation of Rights.
Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests prior to the Effective Date.

F.	Successors and Assigns.
The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

G.	Notices.
All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:
1.    if to the Debtors, to:
Vanguard Natural Resources, Inc.
5847 San Felipe, Suite 3000
Houston, Texas 77057
Attention:    R. Scott. Sloan (President and CEO)
Jonathan Curth (General Counsel)
Email address:    ssloan@vnrenergy.com
jcurth@vnrenergy.com

with copies to:

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77008
Facsimile: (713) 836-3601
Attention:     Brian E. Schartz, P.C.
Email:         brian.schartz@kirkland.com

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and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Facsimile: (212) 446-4900
Attention:    Christopher Marcus, P.C.
Aparna Yenamandra
Email:        christopher.marcus@kirkland.com
aparna.yenamandra@kirkland.com

and

Blank Rome LLP
717 Texas Avenue, Suite 1400
Houston, Texas 77002
Facsimile:    (713) 228-6605
Attention:    James T. Grogan
Philip M. Guffy
E-Mail:        jgrogan@blankrome.com
pguffy@blankrome.com

2.    if to a Consenting Lender, to:
Citibank, N.A.
811 Main Street, Suite 4000
Houston,TX 77002
Attention:     Mr. Phil Ballard
E-mail:         phil.ballard@citi.com
with copies to:

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attention:    Mitchell Seider
    Annemarie Reilly
E-mail:        mitchell.seider@lw.com
annemarie.reilly@lw.com

and

Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, CA 90071
Attention:    Adam Malatesta
E-mail:        adam.malatesta@lw.com

and

Hunton Andrews Kurth LLP
600 Travis Street, Suite 4200
Houston, Texas 77002
Attention:    Timothy A. “Tad” Davidson II

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E-mail:        TadDavidson@huntonak.com

and, with respect to those certain Term Loan Lenders represented by Brown Rudnick, LLP, with copies to:

Brown Rudnick LLP
One Financial Center
Boston, Massachusetts 02111
Attention:    Robert Stark
Steven Pohl
E-mail:        rstark@brownrudnick.com
spohl@brownrudnick.com

3.    if to a Consenting Senior Noteholder, to:
Porter Hedges LLP
1000 Main Street, 36th Floor
Houston, Texas 77002
Attention:    John F. Higgins
Eric M. English
M. Shane Johnson
Email:        jhiggins@porterhedges.com
eenglish@porterhedges.com
sjohnson@porterhedges.com

and
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention:    Brian M. Resnick
Benjamin M. Schak
E-mail:        brian.resnick@davispolk.com
benjamin.schak@davispolk.com

After the Effective Date, the Reorganized Debtors have authority to send a notice to Entities; provided that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

H.	Term of Injunctions or Stays.
Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I.	Entire Agreement.

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Except as otherwise indicated, the Plan (including, for the avoidance of doubt, the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

J.	Exhibits.
All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at http://cases.primeclerk.com/VNR or the Bankruptcy Court’s website at www.txs.uscourts.gov/bankruptcy.

K.	Nonseverability of Plan Provisions.
If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent; and (3) nonseverable and mutually dependent.

L.	Votes Solicited in Good Faith.
Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

M.	Closing of Chapter 11 Cases.
The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

N.	Waiver or Estoppel.
Each holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

O.	Conflicts.
Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement, the Plan Supplement, or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices,

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supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control.
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Dated: July 8, 2019	VANGUARD NATURAL RESOURCES, INC. on behalf of itself and all other Debtors

/s/ R. Scott Sloan
R. Scott Sloan President and Chief Executive Officer Vanguard Natural Resources, Inc.